Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
NUANCE COMMUNICATIONS, INC.
SONIC ACQUISITION CORPORATION
SWYPE, INC.
AND
SHAREHOLDER REPRESENTATIVE
Dated as of October 6, 2011

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TABLE OF CONTENTS
(continued)

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TABLE OF CONTENTS
(continued)

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INDEX OF EXHIBITS

Exhibit	Description

Exhibit A	Form of Employee Proprietary Information, Inventions and Non-Competition Agreement

Exhibit B	Form of Cliff Kushler Employment Agreement

Exhibit C	Form of Michael McSherry Employment Agreement

Exhibit D	Form of Aaron Sheedy Employment Agreement

Exhibit E	Form of Non-Competition and Non-Solicitation Agreement

Exhibit F	Form of Articles of Merger

Exhibit G	Form of Option Waiver

Exhibit H	Form of Letter of Transmittal

Exhibit I	Form of Legal Opinion of Counsel of the Company

Exhibit J	Form of Legal Opinion of Counsel of Parent

Exhibit K	Form of Escrow Agreement
Schedules
Company Disclosure Letter
Schedule 4.5 — Bonuses
Schedule 4.9 — Retention Payment Amount and Severance Payment Amount Allocations
Schedule 5.2(d) — Liens
Schedule 5.2(q) — List of Key Employees

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     THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of October 6, 2011 by and among Nuance Communications, Inc., a Delaware corporation (“Parent”), Sonic Acquisition Corporation, a Washington corporation and a wholly owned subsidiary of Parent (“Sub”), Swype, Inc., a Washington corporation (the “Company”), and Adrian Smith, who will serve as the representative of the Company’s shareholders and optionholders, and is referred to herein from time to time as the “Shareholder Representative.”
RECITALS
     A. The Boards of Directors of each of Parent, Sub and the Company believe it is in the best interests of each company and its respective shareholders that Parent acquire the Company through the statutory merger of Sub with and into the Company (the “Merger”) and, in furtherance thereof, have approved the Merger.
     B. Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, all of the issued and outstanding capital stock of the Company shall be converted into the right to receive the consideration set forth herein.
     C. The Company, on the one hand, and Parent and Sub, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.
     D. Concurrent with the execution and delivery of this Agreement, certain holders of Company Preferred Stock constituting a simple majority of the outstanding shares of Company Preferred Stock, voting together as a single class, are executing a written consent or agreement to convert into shares of Company Common Stock all outstanding shares of Company Preferred Stock pursuant to Article IV, Section B(4)(b) of the Company’s articles of incorporation effective as of and contingent upon the consummation of the Merger (the “Mandatory Conversion”).
     E. Concurrent with the execution and delivery of this Agreement, as a material inducement to Parent and Sub to enter into this Agreement, certain individuals are entering into Employee Proprietary Information, Inventions, Non-Competition and No-Hire Agreements, each in substantially the form attached hereto as Exhibit A (the “Employee Proprietary Information, Inventions and Non-Competition Agreements”), with Parent or the Surviving Corporation, as determined by Parent.
     F. Concurrent with the execution and delivery of this Agreement, as a material inducement to Parent and Sub to enter into this Agreement, each of Cliff Kushler, Michael McSherry, and Aaron Sheedy (each, an “Executive” and, collectively, the “Executives”) is entering into an Employment Agreement, in substantially the form attached hereto as Exhibit B, Exhibit C and Exhibit D, respectively (each, an “Employment Agreement” and, collectively, the “Employment Agreements”), with Parent or the Surviving Corporation, as determined by Parent.
     G. Concurrent with the execution and delivery of this Agreement, as a material inducement to Parent and Sub to enter into this Agreement, each of the Executives is entering into a

Non-Competition and Non-Solicitation Agreement, in substantially the form attached hereto as Exhibit E (the “Non-Competition and Non-Solicitation Agreement”), with Parent or the Surviving Corporation, as determined by Parent.
     H. NOW, THEREFORE, in consideration of the mutual agreements, covenants and other promises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:
ARTICLE I
THE MERGER
     1.1 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Washington Business Corporation Act, as amended (the “WBCA”), Sub shall be merged with and into the Company, the separate corporate existence of Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly owned subsidiary of Parent. The surviving corporation is hereinafter referred to as the “Surviving Corporation.”
     1.2 Effective Time. Unless this Agreement is earlier terminated pursuant to Section 7.1 hereof, the closing of the Merger (the “Closing”) will take place remotely via the exchange of documents and signatures promptly following the execution and delivery hereof by the parties hereto, conditioned upon the satisfaction or waiver of the conditions set forth in Article V hereof, unless another time or place is mutually agreed upon in writing by Parent and the Company. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.” On the Closing Date, the parties hereto shall cause the Merger to be consummated by executing and filing Articles of Merger in substantially the form attached hereto as Exhibit F, with the Secretary of State of the State of Washington (the “Articles of Merger”), in accordance with the applicable provisions of the WBCA (the date and time of acceptance by the Secretary of State of Washington of such filing or such later date and time as may be agreed to by the parties hereto and set forth in the Articles of Merger shall be referred to herein as the “Effective Time”).
     1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Articles of Merger and the applicable provisions of the WBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all restrictions, disabilities and duties of the Company and Sub shall become the restrictions, disabilities and duties of the Surviving Corporation.
     1.4 Formation Documents.
          (a) Unless otherwise determined by Parent prior to the Effective Time, the articles of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to be identical to the articles of incorporation of Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the WBCA and as provided in such articles of incorporation; provided, however, that at the Effective Time, Article I of the articles of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is Swype, Inc.”.
          (b) Unless otherwise determined by Parent prior to the Effective Time, the bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation at the Effective Time until thereafter amended in accordance with the WBCA and as provided in the articles of incorporation of the Surviving Corporation and such bylaws.
     1.5 Management.
          (a) Directors of Company. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, each to hold the office of a director of the Surviving Corporation in accordance with the provisions of the WBCA and the articles of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected and qualified.
          (b) Officers of Company. The officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the provisions of the bylaws of the Surviving Corporation.
     1.6 Effect of Merger on the Capital Stock of the Constituent Corporations.
          (a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:
               (i) “280G Shareholder Approval” shall have the meaning ascribed to such term in Section 4.13 hereof.
               (ii) “Accounts Payable” means accounts payable, notes payable and other payables generated in connection with the business of the Company and the Company Subsidiaries.
               (iii) “Accounts Receivable” means accounts receivable, notes receivable and other receivables generated in connection with the business of the Company and the Company Subsidiaries.
               (iv) “Acquisition Bonus Program” shall have the meaning ascribed to such term in Section 4.9 hereof.
               (v) “Acquisition Bonus Program Committee” shall have the meaning ascribed to such term in Section 4.9 hereof.
               (vi) “Aggregate Consideration Per Share” shall mean an amount equal to the sum of (a) the Upfront Consideration Per Share plus (b) the Contingent Consideration Per Share.

               (vii) “Aggregate Option Exercise Amount” shall mean an amount equal to the aggregate exercise price of all Company In the Money Options outstanding as of the Effective Time.
               (viii) “Anti-Corruption and Anti-Bribery Laws” shall mean the Foreign Corrupt Practices Act of 1977, as amended, any rules or regulations thereunder, or any other applicable United States or foreign anti-corruption or anti-bribery laws or regulations, including, without limitation, the Act on the Prohibition of Providing Foreign Public Official with Bribes in International Business Transactions under the laws of the Republic of Korea.
               (ix) “Articles of Merger” shall have the meaning ascribed to such term in Section 1.2 hereof.
               (x) “Balance Sheet Date” shall have the meaning ascribed to such term in Section 2.7(a) hereof.
               (xi) “Business Day(s)” shall mean each day that is not a Saturday, Sunday or holiday on which banking institutions located in New York, New York are authorized or obligated by Law or executive order to close.
               (xii) “Cash and Cash Equivalents” shall mean the aggregate amount of cash, cash equivalents and marketable securities owned by the Company and any Company Subsidiary determined in accordance with GAAP.
               (xiii) “Cash Retention Award” shall have the meaning ascribed to such term in Section 4.9(a) hereof.
               (xiv) “Cause” shall mean an Executive’s (i) act of dishonesty that materially harms the Company or Parent; (ii) act of fraud in the performance of or in any way related to the Executive’s employment; (iii) conviction of a felony, conviction of a crime involving fraud, embezzlement or misappropriation of funds or conviction of a crime involving any other act of moral turpitude; (iv) material breach of such Executive’s Employment Agreement, Proprietary Information and Inventions Agreement and/or Non-Competition and Non-Solicitation Agreement; (v) failure to immediately cease, following written notice from Parent to do so, any conduct or activities that are detrimental to the reputation or good will of the Company or Parent; (v) willful misconduct that adversely affects the business of the Company or Parent; or (vi) material failure, following written notice of such failure and a reasonable opportunity to cure of not less than 30 days following the date of such notice, to abide by the lawful written directives of the Board of Directors of the Company or the executive management of Parent that pertain to Executive’s core job responsibilities, as described in Executive’s Employment Agreement, as updated by the mutual consent of Parent and the Executive.
               (xv) “Charter Documents” shall have the meaning ascribed to such term in Section 2.1 hereof.

               (xvi) “Closing” shall have the meaning ascribed to such term in Section 1.2 hereof.
               (xvii) Closing Date” shall have the meaning ascribed to such term in Section 1.2 hereof.
               (xviii) “COBRA” shall have the meaning ascribed to such term in Section 2.22(a) hereof.
               (xix) “Common Shareholder” shall mean any holder of any Company Common Stock that is issued and outstanding immediately prior to the Effective Time (including Common Stock issued in the Mandatory Conversion).
               (xx) “Company” shall have the meaning ascribed to such term in the recitals hereto.
               (xxi) “Company 401(k) Plan” shall have the meaning ascribed to such term in Section 4.12 hereof.
               (xxii) “Company Authorizations” shall have the meaning ascribed to such term in Section 2.17 hereof.
               (xxiii) “Company Capital Stock” shall mean shares of Company Common Stock and Company Preferred Stock.
               (xxiv) “Company Common Stock” shall mean shares of common stock, no par value per share, of the Company.
               (xxv) “Company Common Stock Deemed Outstanding” shall mean the number of shares of Company Common Stock outstanding immediately prior to the Effective Time (including the shares of Company Common Stock issued pursuant to the Mandatory Conversion), plus the number of shares of Company Common Stock underlying the Company In the Money Options.
               (xxvi) “Company Debt” shall mean any Indebtedness of the Company or any Company Subsidiaries.
               (xxvii) “Company Employee Plan” shall have the meaning ascribed to such term in Section 2.22(a) hereof.
               (xxviii) “Company Forecast” shall mean that certain spreadsheet titled “10.3_Sonic_Forecast_2011-2014_Jul-12[1].xlsx” and made available to Parent in the Company’s “Due Diligence” electronic data room at http://www.rrdvenue.com.
               (xxix) “Company In the Money Option” shall mean a Company Vested Option having an exercise price per share less than the Estimated Consideration Per Share.

               (xxx) “Company Intellectual Property” shall have the meaning ascribed to such term in Section 2.14(a)(iii) hereof.
               (xxxi) “Company Material Adverse Effect” shall mean any change, event or effect (each, an “Effect”) that is or is reasonably likely to be materially adverse to the business, prospects, assets (whether tangible or intangible), financial condition, operations or capitalization of the Company and any Company Subsidiaries, taken as a whole, other than any Effect arising out of: (a) any change in general economic conditions, whether locally, nationally or internationally (provided that such change does not affect Company disproportionately as compared to companies operating in the same industry in which Company operates); (b) any change in financing, banking or securities markets generally (provided that such change does not affect Company disproportionately as compared to companies operating in the same industry in which Company operates); (c) any change in developments, trends or conditions related to the wireless telecommunications industry generally (provided that such change does not affect Company disproportionately as compared to companies operating in the same industry in which Company operates); (d) any change in political conditions, or any act of civil unrest, war or terrorism (provided that such change does not affect Company disproportionately as compared to companies operating in the same industry in which Company operates); or (e) the announcement and pendency of the transactions contemplated by this Agreement.
               (xxxii) “Company Options” shall mean all options to purchase or otherwise acquire Company Common Stock (whether or not vested) held by any Person, each of which is listed on Section 2.2(b) of the Disclosure Letter, that are issued and outstanding immediately prior to the Effective Time.
               (xxxiii) “Company Preferred Stock” shall mean the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock, taken together.
               (xxxiv) “Company Registered Intellectual Property Rights” shall have the meaning ascribed to such term in Section 2.14(b) hereof.
               (xxxv) “Company Source Code” shall have the meaning ascribed to such term in Section 2.14(t) hereof.
               (xxxvi) “Company Stock Certificates” shall have the meaning ascribed to such term in Section 1.9(c) hereof.
               (xxxvii) “Company Subsidiary” shall have the meaning ascribed to such term in Section 2.3 hereof.
               (xxxviii) “Company Third Party Expenses” shall mean any Third Party Expenses incurred by the Company or any Company Subsidiary.

               (xxxix) “Company Vested Options” shall mean all Company Options that are vested after giving effect to all applicable acceleration (and have not been exercised) immediately prior to the Effective Time.
               (xl) “Company Warrants” shall mean all issued and outstanding warrants or other rights to purchase or otherwise acquire Company Capital Stock (whether or not vested) held by any Person, each of which is listed on Section 2.2(b) of the Disclosure Letter.
               (xli) “Conflict” shall have the meaning ascribed to such term in Section 2.5(a) hereof.
               (xlii) “Confidential Disclosure Agreement” shall have the meaning ascribed to such term in Section 4.4 hereof.
               (xliii) “Contingent Consideration” shall mean an amount equal to $25,000,000, which amount is subject to reduction as provided in Article VI.
               (xliv) “Contingent Consideration Per Share” shall mean the quotient obtained by dividing (1) the Contingent Consideration by (2) the Company Common Stock Deemed Outstanding.
               (xlv) “Contingent Consideration Payment Date” shall mean the eighteen (18) month anniversary of the Closing Date, provided, however, that if such date is not a Business Day, then the Contingent Consideration Payment Date shall be the next preceding Business Day.
               (xlvi) “Contingent Option Merger Consideration” shall have the meaning set forth in Section 1.6(c)(i)(2) hereof.
               (xlvii) “Contingent Loss” shall have the meaning ascribed to such term in Section 6.3(c) hereof.
               (xlviii) “Continuing Employee” shall have the meaning ascribed to such term in Section 4.9 hereof.
               (xlix) “Contract” shall mean any written or oral agreement, contract, subcontract, lease, binding understanding, instrument, note, bond, mortgage, indenture, option, warranty, purchase order, license, sublicense, benefit plan, obligation, binding commitment or binding undertaking of any nature.
               (l) “Covered Person” shall have the meaning ascribed to such term in Section 4.16(a) hereof.
               (li) “Current Balance Sheet” shall have the meaning ascribed to such term in Section 2.7(a) hereof.

               (lii) “Customers” shall have the meaning ascribed to such term in Section 2.26(a) hereof.
               (liii) “Dissenting Shares” shall have the meaning ascribed to such term in Section 1.7(a) hereof.
               (liv) “Dissenting Share Payments” shall have the meaning ascribed to such term in Section 1.7(c) hereof.
               (lv) “DOL” shall have the meaning ascribed to such term in Section 2.22(a) hereof.
               (lvi) “Effective Time” shall have the meaning ascribed to such term in Section 1.2 hereof.
               (lvii) “Employee” shall have the meaning ascribed to such term in Section 2.22(a) hereof.
               (lviii) “Employee Agreement” shall have the meaning ascribed to such term in Section 2.22(a) hereof.
               (lix) “Employee Proprietary Information, Inventions and Non-Competition Agreement” shall have the meaning ascribed to such term in the recitals hereto.
               (lx) “Employment and Non-Competition Agreements” shall have the meaning ascribed to such term in the recitals hereto.
               (lxi) “End User Licenses” shall mean non-exclusive licenses to Company software products in executable object code form granted by the Company to end users in the ordinary course of business in connection with beta or evaluation programs as click-through or click-wrap licenses on the form of the Company’s End User License Agreement.
               (lxii) “Environmental Laws” shall mean all Laws relating to pollution or protection of the environment, exposure of any individual to Hazardous Materials, and Laws which prohibit, regulate or control any Hazardous Material, including without limitation Laws relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, registration, distribution, labeling, sale, or the exposure of others to, recycling, use, treatment, storage, disposal, transport, or handling of Hazardous Materials or any product containing any Hazardous Material, and including related electronic waste, product content or product take-back requirements.
               (lxiii) “ERISA” shall have the meaning ascribed to such term in Section 2.22(a) hereof.
               (lxiv) “ERISA Affiliate” shall have the meaning ascribed to such term in Section 2.22(a) hereof.

               (lxv) “Estimated Consideration Per Share” shall mean the quotient obtained by dividing (1) the sum of the Merger Consideration by (2) the sum of the number of shares of Company Common Stock outstanding immediately prior to the Effective Time (including shares of Company Common Stock issued in the Mandatory Conversion), plus the number of shares of Company Common Stock underlying the Company In the Money Options.
               (lxvi) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
               (lxvii) “Excess Company Debt” shall have the meaning ascribed to such term in Section 6.2 hereof.
               (lxviii) “Excess Third Party Expenses” shall have the meaning ascribed to such term in Section 4.5 hereof.
               (lxix) “Executive” shall have the meaning ascribed to such term in the recitals.
               (lxx) “Financials” shall have the meaning ascribed to such term in Section 2.7(a) hereof.
               (lxxi) “FMLA” shall have the meaning ascribed to such term in Section 2.22(a) hereof.
               (lxxii) “GAAP” shall mean United States generally accepted accounting principles consistently applied.
               (lxxiii) “Generally Available Software” shall mean any generally commercially available software in executable object code form that is available for a cost of not more than $25,000 for all Company uses, but excluding any software that is incorporated into, combined with, or distributed in conjunction with any Company products or services.
               (lxxiv) “Good Reason” shall mean the Executive’s resignation within thirty (30) days following the expiration of any cure period (as provided below) following the occurrence of one or more of the following, without such Executive’s written consent: (i) a reduction by more than 10% in such Executive’s annual base salary as in effect immediately prior to such reduction, unless such reduction is consistent with similar reductions made for substantially all similarly situated employees within the Company or Parent; (ii) a change in the geographic location at which such Executive must perform his services; provided, however, that in no instance will the relocation of any Executive to a facility or a location within twenty-five (25) miles or less of such Executive’s then current office location be deemed a change for purposes of this Section 1.6(a)(lxxiv); provided, further, that, with respect to Cliff Kushler, in no instance will the relocation of such Executive to a facility or location of twenty-five (25) miles or less from such Executive’s then current office location or primary place of residence be deemed a change for purposes of this Section 1.6(a)(lxxiv); or (iii) a material change, adverse to Executive, in Executive’s job responsibilities, title or duties as described in Executive’s Employment Agreement, unless such change is consistent with similar changes made to a broader group of similarly situated employees of Parent. An Executive shall not be entitled to resign for Good Reason without first providing Parent with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following the date of such notice.
               (lxxv) “Governmental Entity” shall have the meaning ascribed to such term in Section 2.6 hereof.
               (lxxvi) “Hazardous Materials” means any material, emission, or substance that has been designated by a Governmental Entity to be a pollutant, contaminant, hazardous, toxic, radioactive or biological waste, or otherwise a danger to health, reproduction or the environment, including without limitation, asbestos-containing materials (ACM), and petroleum and petroleum products or any fraction thereof.
               (lxxvii) “HSR Act” shall have the meaning ascribed to such term in Section 2.6 hereof.
               (lxxviii) “HIPAA” shall have the meaning ascribed to such term in Section 2.22(a) hereof.
               (lxxix) “Incorporated Open Source Software” shall have the meaning ascribed to such term in Section 2.14(u) hereof.
               (lxxx) “Indebtedness” shall mean all Liabilities, (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar obligations, or (iii) in the nature of guarantees of the obligations described in the preceding clauses (i)—(ii), in each case including any applicable principal, penalties (including with respect to any prepayment thereof), interest and premiums.
               (lxxxi) “Indemnified Parties” shall have the meaning ascribed to such term in Section 6.2 hereof.
               (lxxxii) “Intellectual Property Rights” shall have the meaning ascribed to such term in Section 2.14(a)(ii) hereof.
               (lxxxiii) “Interim Financials” shall have the meaning ascribed to such term in Section 2.7(a) hereof.
               (lxxxiv) “International Employee Plan” shall have the meaning ascribed to such term in Section 2.22(a) hereof.
               (lxxxv) “IRS” shall have the meaning ascribed to such term in Section 2.22(a) hereof.

               (lxxxvi) “Key Employees” shall have the meaning ascribed to such term in Section 5.2(q) hereof.
               (lxxxvii) “Knowledge” or “Known” shall mean, with respect to the Company, the actual knowledge of any of the Company’s Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Chief Technology Officer and Senior Vice President of Engineering, in each case after discussion of such matters with such person’s current direct reports who have primary responsibility for the supervision or management of the matters at issue.
               (lxxxviii) “Law” shall mean any foreign, federal, state or local law, statute, regulation, constitution, ordinance, code, edict, rule, order, injunction, judgment, doctrine, decree, directive, ruling, writ, requirement, assessment, award or arbitration award of a Governmental Entity, settlement, Contract or governmental requirement enacted, promulgated, entered into, or imposed by, any Governmental Entity (including, for the sake of clarity, common law).
               (lxxxix) “Lease Agreements” shall have the meaning ascribed to such term in Section 2.13(a) hereof.
               (xc) “Leased Real Property” shall have the meaning ascribed to such term in Section 2.13(a) hereof.
               (xci) “Letter of Transmittal” shall have the meaning ascribed to such term in Section 1.9(c) hereof.
               (xcii) “Liabilities” shall have the meaning ascribed to such term in Section 2.8 hereof.
               (xciii) “Lien” shall mean any lien, pledge, charge, claim, mortgage, security interest or other encumbrance of any sort, but shall not include licenses of Technology or Intellectual Property Rights.
               (xciv) “Loss” and “Losses” shall have the meaning ascribed to such term in Section 6.2 hereof.
               (xcv) “Majority In Interest” shall mean the Shareholders and Optionholders immediately prior to the Effective Time holding a majority of the Company Common Stock Deemed Outstanding.
               (xcvi) “Mandatory Conversion” shall have the meaning ascribed to such term in the recitals hereto.
               (xcvii) “Material Contract” shall have the meaning ascribed to such term in Section 2.15(a) hereof.
               (xcviii) “Merger” shall have the meaning ascribed to such term in the recitals hereto.

               (xcix) “Merger Consideration” shall mean an amount equal to (a) the Upfront Consideration plus (b) the Contingent Consideration.
               (c) “NDAs” shall mean non-disclosure agreements entered into by the Company in the ordinary course of business as made available to Parent or its legal counsel.
               (ci) “Non-Competition and Non-Solicitation Agreement” shall have the meaning ascribed to such term in the recitals hereto.
               (cii) “Objection Notice” shall have the meaning ascribed to such term in Section 6.4(c) hereof.
               (ciii) “Offer Letter” shall have the meaning ascribed to such term in Section 4.11 hereof.
               (civ) “Officer’s Certificate” shall have the meaning ascribed to such term in Section 6.4(b) hereof.
               (cv) “Officials” shall have the meaning ascribed to such term in Section 2.24(b) hereof.
               (cvi) “Option Merger Consideration” shall mean the Upfront Option Merger Consideration plus the Contingent Option Merger Consideration.
               (cvii) “Optionholder” shall mean any holder of Company Options immediately prior to the Effective Time.
               (cviii) “Parent” shall have the meaning ascribed to such term in the recitals hereto.
               (cix) “Parent Material Adverse Effect” shall mean any change, event or effect that materially and adversely impacts Parent’s ability to consummate its obligations under this Agreement.
               (cx) “Paying Agent” shall have the meaning ascribed to such term in Section 1.9(a) hereof.
               (cxi) “Payment Schedule” shall have the meaning ascribed to such term in Section 1.8 hereof.
               (cxii) “PBGC” shall have the meaning ascribed to such term in Section 2.22(a) hereof.
               (cxiii) “Pension Plan” shall have the meaning ascribed to such term in Section 2.22(a) hereof.

               (cxiv) “Permitted Exceptions” shall mean with respect to each Executive, his death, permanent or long-term disability that prevents such Executive from fulfilling his duties, termination without Cause, termination for Good Reason or a Required Family Emergency.
               (cxv) “Permitted Liens” shall mean, collectively: (a) Liens for current Taxes (as defined below) or governmental assessments not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP applied on a consistent basis with past practice and as reflected in the Current Balance Sheet; (b) statutory Liens against the landlord’s ownership interest in any Leased Real Property (excluding statutory Liens that were created by any action (or any failure to act in accordance with the terms of any Real Property Lease) by the Company); (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law; (d) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens, in each case, for amounts that are not yet delinquent; and (e) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over the Leased Real Property which are not violated by the current use and operation thereof.
               (cxvi) “Person” shall mean any natural person, company, corporation, limited liability company, general or limited partnership, trust, proprietorship, joint venture, or other business entity, unincorporated association, organization or enterprise, or any Governmental Authority.
               (cxvii) “Plans” shall mean the Company’s 2004 Stock Option Plan, as amended, and the Company’s 2009 Stock Plan.
               (cxviii) “Pro Rata Portion” shall mean, with respect to each Shareholder and Optionholder, an amount equal to the quotient (expressed as a percentage) obtained by dividing (a) the total amount of consideration to be received by such Shareholder or Optionholder pursuant to Sections 1.6(b) and 1.6(c) hereof by (b) the total amount of consideration to be received by all Shareholders and Optionholders pursuant to Sections 1.6(b) and 1.6(c) hereof.
               (cxix) “PTO” shall have the meaning ascribed to such term in Section 2.14(b) hereof.
               (cxx) “Registered Intellectual Property Rights” shall have the meaning ascribed to such term in Section 2.14(a)(iv).
               (cxxi) “Required Family Emergency” shall mean with respect to each Executive, any continuing illness or injury to a natural person who is an immediate family member of such Executive which requires such Executive to terminate or indefinitely suspend employment with Parent or the Surviving Company in order to render full time care and attention to such family member or such Executive’s children.

               (cxxii) “Required Financials” shall have the meaning ascribed to such term in Section 4.8(a) hereof.
               (cxxiii) “Retention Payment Amount” shall have the meaning ascribed to such term in Section 4.9 hereof.
               (cxxiv) “Returns” shall have the meaning ascribed to such term in Section 2.11(b)(i) hereof.
               (cxxv) “SEC” shall mean the United States Securities and Exchange Commission.
               (cxxvi) “Section 280G Payments” shall have the meaning ascribed to such term in Section 4.13 hereof.
               (cxxvii) “Securities Act” shall mean the Securities Act of 1933, as amended.
               (cxxviii) “Series A Preferred Stock” shall mean the Company’s Series A Preferred Stock, no par value per share.
               (cxxix) “Series B Preferred Stock” shall mean the Company’s Series B Preferred Stock, no par value per share.
               (cxxx) “Series C Preferred Stock” shall mean the Company’s Series C Preferred Stock, no par value per share.
               (cxxxi) “Severance Payment Amount” shall have the meaning ascribed to such term in Section 4.9 hereof.
               (cxxxii) “Shareholder” shall mean any holder of any Company Capital Stock that is issued and outstanding immediately prior to the Effective Time.
               (cxxxiii) “Shareholder Controlled Claim” shall have the meaning ascribed to such term in Section 6.4(e)(i).
               (cxxxiv) “Shareholder Notice” shall have the meaning ascribed to such term in Section 4.1(b) hereof.
               (cxxxv) “Shareholder Representative” shall have the meaning ascribed to such term in the recitals hereto.
               (cxxxvi) “Shareholder Representative Fund” shall mean an amount in cash equal to $350,000, to be deposited by Parent in accordance with Section 6.5(f).
               (cxxxvii) “Soliciting Materials” shall have the meaning ascribed to such term in Section 4.1(a) hereof.

               (cxxxviii) “Statement of Expenses” shall have the meaning ascribed to such term in Section 4.5 hereof.
               (cxxxix) “Sub” shall have the meaning ascribed to such term in the recitals hereto.
               (cxl) “Sufficient Shareholder Vote” shall have the meaning ascribed to such term in Section 2.4 hereof.
               (cxli) “Survival Date” shall have the meaning ascribed to such term in Section 6.1 hereof.
               (cxlii) “Surviving Corporation” shall have the meaning ascribed to such term in Section 1.1 hereof.
               (cxliii) “Tail Insurance” shall have the meaning ascribed to such term in Section 4.16(c) hereof.
               (cxliv) “Tax” or “Taxes” shall have the meaning ascribed to such term in Section 2.11(a) hereof.
               (cxlv) “Tax Incentive” shall have the meaning ascribed to such term in Section 2.11(b)(xvi) hereof.
               (cxlvi) “Technology” shall have the meaning ascribed to such term in Section 2.14(a)(i) hereof.
               (cxlvii) “Third Party Claim” shall have the meaning ascribed to such term in Section 6.4(e) hereof.
               (cxlviii) “Third Party Expenses” shall have the meaning ascribed to such term in Section 4.5 hereof.
               (cxlix) “Threshold Amount” shall have the meaning ascribed to such term in Section 6.4(a) hereof.
               (cl) “Transfer Taxes” shall have the meaning ascribed to such term in Section 1.6(f) hereof.
               (cli) “Upfront Consideration” shall mean an amount equal to (a) $77,500,000 plus (b) the Aggregate Option Exercise Amount, minus (c) the amount, if any, by which Company Third Party Expenses exceed $2,000,000, minus (d) the aggregate amount of any and all Company Debt, minus (e) the Shareholder Representative Fund, minus (f) the amount, if any, by which the Company’s Cash and Cash Equivalents at Closing is less than $2,500,000.

               (clii) “Upfront Option Merger Consideration” shall have the meaning set forth in Section 1.6(c)(i)(1) hereof.
               (cliii) “Upfront Consideration Per Share” shall mean the quotient obtained by dividing (1) the Upfront Consideration by (2) the Company Common Stock Deemed Outstanding.
               (cliv) “WARN Act” shall have the meaning ascribed to such term in Section 2.22(n) hereof.
               (clv) “WBCA” shall have the meaning ascribed to such term in Section 1.1 hereof.
               (clvi) “Year-End Financials” shall have the meaning ascribed to such term in Section 2.7(a) hereof.
          (b) Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of shares of Company Capital Stock, each share of Company Capital Stock (excluding, for the avoidance of doubt, unexercised Company Options) issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares), upon the terms and subject to the conditions set forth in this Section 1.6 and throughout this Agreement, will be cancelled and extinguished and be converted automatically into the right to receive, upon surrender of the certificate representing such shares of Company Capital Stock in the manner provided in Section 1.9 hereof, the Merger Consideration as follows in this Section 1.6(b):
               (i) Upfront Consideration. Each share of Company Common Stock (including shares of Company Common Stock issued in the Mandatory Conversion) outstanding at the Effective Time will be converted automatically into the right to receive the Upfront Consideration Per Share.
               (ii) Contingent Consideration. On the Contingent Consideration Payment Date, and subject to the provisions of Article VI, Parent shall deliver to the Paying Agent the Contingent Consideration due to the Shareholders, which shall be distributed to each Shareholder in an amount equal to the product of (A) the Contingent Consideration Per Share multiplied by (ii) the number of shares of Company Common Stock (including shares of Company Common Stock issued in the Mandatory Conversion) outstanding at the Effective Time held by such Shareholder.
          (c) Treatment of Company Options.
               (i) No Company Option shall be assumed or otherwise replaced by Parent. Immediately prior to the Effective Time, and conditioned on the consummation of the Merger, each Company Option (whether vested or unvested and regardless of the exercise price thereof) shall be cancelled and each holder of a Company In the Money Option shall automatically (without any further action required of such holder, other than as specified in Section 1.6(c)(iv)

below) be entitled to the right to receive the Option Merger Consideration as follows in this Section 1.6(c):
                    (1) Each holder of a Company In the Money Option shall receive a cash payment in an amount equal to the product of (1) the number of shares of Company Common Stock underlying all Company In the Money Options held by such holder immediately prior to the Effective Time, multiplied by (2) the Upfront Consideration Per Share, and minus (3) the aggregate amount necessary to exercise all of the Company In the Money Options held by such holder (the “Upfront Option Merger Consideration”).
                    (2) On the Contingent Consideration Payment Date, and subject to the provisions of Article VI, each holder of a Company In the Money Option shall be entitled to receive a cash payment in an amount equal to the product of (1) the number of shares of Company Common Stock underlying all Company In the Money Options held by such holder immediately prior to the Effective Time, multiplied by (2) the Contingent Consideration Per Share (the “Contingent Option Merger Consideration”).
               (ii) The payment of the Upfront Option Merger Consideration or the Contingent Option Merger Consideration, as applicable, by the Surviving Corporation to a holder of a Company In the Money Option shall be reduced by any income or employment Tax withholding required under the Code or any provision of state, local or foreign tax Law and shall be subject to the provisions of Article VI. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable holder of the Company In the Money Option.
               (iii) No consideration shall be paid by Parent, Sub or the Company to effectuate the cancellation and termination of any Company Option with an exercise price greater than the Aggregate Consideration Per Share.
               (iv) Promptly after the Effective Time, and subject to the reasonable review and approval of Parent, the Surviving Corporation shall take all actions reasonably necessary to effect the transactions anticipated by this Section 1.6(c) under the Plans, all Company Option agreements, and any other plan or arrangement of the Company (whether written or oral, formal or informal), including delivering all required notices and obtaining any required consents necessary to effectuate the provisions of this Agreement, provided that no holder of an Option shall be entitled to receive cash as specified under Section 1.6(c)(i) unless and until such holder executes an Option Waiver in the form attached hereto as Exhibit G.
          (d) Treatment of Company Warrants. Prior to the Effective Time, and subject to the reasonable review and approval of Parent, the Company shall have taken all actions reasonably necessary (including providing all required notices) to ensure that all outstanding Company Warrants are exercised or terminated immediately prior to the Effective Time.
          (e) Withholding Taxes. Notwithstanding any other provision in this Agreement, Parent, the Company, Sub and the Paying Agent shall have the right to deduct and withhold Taxes from any payments to be made hereunder if such withholding is required by Law and to request and receive any necessary Tax forms, including Form W-9 or the appropriate series of Form W-8, as applicable, or any similar information. To the extent that any of the aforementioned amounts are so withheld and paid over to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the recipient of payments in respect of which such deduction and withholding was made.
          (f) Certain Transfer Taxes and Fees.
     All transfer, documentary, sales, use, stamp, value added, goods and services, excise, registration and other similar Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement (“Transfer Taxes”) shall be paid by the Shareholders when due, and Shareholder Representative will, at the expense of the Shareholders, file all necessary Returns and other documentation with respect to all such Taxes, fees and charges, and if required by applicable Law, Parent will and will cause its affiliates to, join in the execution of any such Returns and other documentation. The Shareholders shall be entitled to any Tax refund that relates to Transfer Taxes paid by the Shareholders in connection with this Agreement; provided, however, that nothing in this Section 1.6(f) shall obligate Parent or the Surviving Corporation to seek any Tax refund that relates to Transfer Taxes paid by the Shareholders in connection with this Agreement.
          (g) Capital Stock of Sub. Each share of Common Stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation. Each stock certificate of Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.
     1.7 Dissenting Shares.
          (a) Notwithstanding any other provisions of this Agreement to the contrary, each Shareholder who has complied with all the requirements under Chapter 13 of the WBCA for perfecting such Shareholder’s right to dissent from the Merger and obtain payment of the fair value of the shares of Company Capital Stock such Shareholder owns shall be entitled to dissenters’ rights with respect to such shares (collectively, the “Dissenting Shares”), and the Dissenting Shares shall not be converted into or represent a right to receive the applicable consideration for Company Capital Stock set forth in Section 1.6 hereof, but the Shareholder thereof shall only be entitled to such rights as are provided by the WBCA.
          (b) Notwithstanding the provisions of Section 1.7(a) hereof, if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s rights as a holder of Dissenting Shares, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the consideration for Company Capital Stock, as applicable, set forth in Section 1.6 hereof, without interest thereon, upon surrender of the certificate representing such shares.

          (c) The Company shall give Parent prompt notice of any written notice of intent to demand payment as described in Section 23B.13.210 of the WBCA received by the Company pursuant to the applicable provisions of the WBCA prior to the Effective Time. Parent shall give the Shareholder Representative prompt notice of any written notice of intent to demand payment as described in Section 23B.13.210 of the WBCA received by the Company pursuant to the applicable provisions of the WBCA after the Effective Time. The Company, prior to the Effective Time, and the Shareholder Representative, after the Effective Time, shall have the right in its sole discretion to conduct the defense of, and to settle, any such demands, and Parent shall be entitled, at its expense, to participate in, but not to determine or conduct the defense of such demands; provided, however, that as a condition for the Company or the Shareholder Representative, as applicable, to conduct the defense of, or to settle, any such demands, the Company and the Shareholder Representative shall irrevocably agree in writing that, to the extent that Parent or the Company (i) is required to make any payment or payments in respect of any Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement or (ii) incurs any other costs or expenses (including specifically, but without limitation, attorneys’ fees, costs and expenses in connection with any action or proceeding or in connection with any investigation) in respect of any Dissenting Shares (excluding payments for such shares) (together “Dissenting Share Payments”), Parent shall be entitled to recover under the terms of Article VI hereof the amount of such Dissenting Share Payments without regard to the Threshold Amount and without regard to Section 6.4(c) or Section 6.6(a); provided, further, that the Company, prior to the Effective Time, and the Shareholder Representative, after the Effective Time, shall have the right to conduct the defense of, and to settle, any such demands solely to the extent that such Dissenting Share Payments, in the aggregate, do not exceed the amount of Contingent Consideration that has not already been reduced pursuant to Article VI.
     1.8 Parent’s Obligations Fulfilled. Notwithstanding anything herein to the contrary, before the Paying Agent or the Surviving Corporation shall make any payments hereunder to Shareholders/former Shareholders and Optionholders/former Optionholders, and prior to the Closing, the Company shall deliver to Parent and the Paying Agent a schedule (a “Payment Schedule”) setting forth (i) the name of each Shareholder/former Shareholder and Optionholder/former Optionholder entitled to distribution of Merger Consideration at such time, (ii) the date of acquisition of the Company Capital Stock held by each Shareholder/former Shareholder and Optionholder/former Optionholder (including Company Capital Stock acquired pursuant to the exercise of Company Options), (iii) with respect to shares of Company Capital Stock acquired on or after January 1, 2011, the basis of each Shareholder/former Shareholder in such Company Capital Stock and (iv) the amount of consideration to which each such Shareholder/former Shareholder and Optionholder/former Optionholder is then entitled (and, with respect to payments to be made in connection with the Closing, the amount of any income or employment Tax withholding required under applicable Law). Parent, the Paying Agent and the Surviving Corporation may rely on the Payment Schedule for distributions and shall have no responsibility or liability with respect thereto, including, without limiting the foregoing, any liability arising from use of the basis information provided in the Payment Schedule; provided, that the Payment Schedule is followed. Upon Parent making each aggregate payment required of it under this Agreement to the Paying Agent and the Surviving Corporation as provided herein, Parent shall have fulfilled its obligations with respect to such payment. Assuming payment in accordance with the Payment Schedule, neither Parent (including indirectly through the Surviving Corporation) nor the Paying Agent shall have any liability whatsoever with respect to the distribution of such payments among the Shareholders/former Shareholders and Optionholders/former Optionholders of the Company.
     1.9 Payment of Consideration; Surrender of Certificates.
          (a) Paying Agent. Parent, or an institution selected by Parent and at Parent’s sole expense, prior to the Effective Time, shall serve as the paying agent (such institution, the “Paying Agent”) for the Merger, other than with respect to the Option Merger Consideration. The Surviving Corporation shall serve as the paying agent for the Option Merger Consideration.
          (b) Parent to Provide Consideration. Subject to the provisions of Section 6.3(b), promptly following the Effective Time, Parent shall make available to (i) the Paying Agent for exchange in accordance with this Article I the cash payable at the Effective Time to the Shareholders pursuant to Section 1.6(b) hereof in exchange for outstanding shares of Company Capital Stock and (ii) the Surviving Corporation the Upfront Option Merger Consideration payable to the Optionholders pursuant to Section 1.6(c).
          (c) Exchange Procedures. On or promptly following the Effective Time but in any event no later than two (2) Business Days after the Effective Time, Parent shall (or shall cause the Paying Agent to) mail a letter of transmittal in substantially the form attached hereto as Exhibit H (the “Letter of Transmittal”) to each Shareholder at the address set forth opposite each such Shareholder’s name on the Payment Schedule. After receipt of such Letter of Transmittal, the Shareholders will surrender the certificates representing their shares of Company Capital Stock (the “Company Stock Certificates”) to the Paying Agent for cancellation together with a duly completed and validly executed Letter of Transmittal. Upon surrender of a Company Stock Certificate for cancellation to the Paying Agent, together with such Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, subject to the terms of Section 1.9(e) hereof, the holder of such Company Stock Certificate shall be entitled to receive from the Paying Agent in exchange therefor and no later than five (5) Business Days thereafter, cash to which such holder is entitled pursuant to Section 1.6 hereof (less the Pro Rata Portion of the Contingent Consideration with respect to such Shareholder and less any amounts to be withheld pursuant to Section 1.6(e)) and the Company Stock Certificate so surrendered shall be cancelled. Until so surrendered, each Company Stock Certificate outstanding after the Effective Time will be deemed, for all corporate purposes thereafter, to evidence only the right to receive the applicable portion of the Merger Consideration pursuant to Section 1.6 hereof in exchange for shares of Company Capital Stock (without interest) into which such shares of Company Capital Stock shall have been so converted. No portion of the Merger Consideration (including, without limitation, such Shareholder’s Pro Rata Portion of the Contingent Consideration, when payable) will be paid to the holder of any unsurrendered Company Stock Certificate with respect to shares of Company Capital Stock formerly represented thereby until the holder of record of such Company Stock Certificate shall surrender such Company Stock Certificate pursuant hereto.

          (d) Payment of Option Merger Consideration. As soon as reasonably practicable following receipt of the Option Waiver, the Surviving Corporation shall provide each holder of a Company In the Money Option the cash to which such holder is entitled pursuant to Section 1.6(c)(1)(i) hereof less any amounts to be withheld pursuant to Section 1.6(e).
          (e) Transfers of Ownership. If any cash amounts are to be disbursed pursuant to Section 1.6 hereof to a Person other than the Person whose name is reflected on the Company Stock Certificate surrendered in exchange therefor, it will be a condition of the delivery thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other Taxes required by reason of the disbursement of such cash amounts to a Person other than the registered holder of the certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such Tax has been paid or is not payable.
          (f) Paying Agent to Return Merger Consideration. At any time following the last day of the six (6) month period following the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to Parent or its designated successor or assign all cash amounts that have been deposited with the Paying Agent pursuant to Section 1.9(b) hereof, and any income or proceeds thereof, not disbursed to the holders of Company Stock Certificates pursuant to Section 1.9(c) hereof, and thereafter the holders of Company Stock Certificates shall be entitled to look only to Parent (subject to the terms of Section 1.9(g) hereof) only as general creditors thereof with respect to any and all amounts that may be payable to such holders of Company Stock Certificates pursuant to Section 1.6 hereof upon the due surrender of such Company Stock Certificates in the manner set forth in Section 1.9(c) hereof.
          (g) No Liability. Notwithstanding anything to the contrary in this Section 1.9, neither Parent, the Paying Agent, the Surviving Corporation, nor any party hereto shall be liable to a holder of shares of Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.
     1.10 No Further Ownership Rights in Company Capital Stock. The cash paid in respect of the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to be full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Stock Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.
     1.11 Lost, Stolen or Destroyed Certificates. In the event any Company Stock Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such amount, if any, as may be required pursuant to Section 1.6 hereof; provided, however, that the Paying Agent may, in its discretion and as a condition precedent to the issuance thereof, require the Shareholder who is the owner of such lost, stolen or destroyed certificates to either (i) deliver a bond in such amount as it may reasonably direct or (ii) provide an indemnification agreement in a form and substance reasonably acceptable to the Paying Agent, against any claim that may be made against Parent or the Paying Agent with respect to the certificates alleged to have been lost, stolen or destroyed. Any Shareholder complying with the provisions of this Section 1.11 shall be deemed to have surrendered such lost, stolen or destroyed Company Stock Certificate for all purposes hereunder, including, without limitation, for purposes of receiving the cash to which such Shareholder is entitled pursuant to Section 1.6 hereof.
     1.12 Taking of Necessary Action; Further Action. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Parent, Sub, and the officers and directors of the Company, Parent and Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     The Company hereby represents and warrants to Parent and Sub, subject to such exceptions as are specifically disclosed in the disclosure letter (referencing the appropriate section and paragraph numbers) delivered by the Company to Parent (the “Disclosure Letter”) and dated as of the date hereof (it being understood and hereby agreed that any information disclosed in any section or subsection of the Disclosure Letter shall qualify any other section or paragraph of the Disclosure Letter if and to the extent such disclosure is reasonably apparent on its face that such disclosure applies to such other sections or paragraphs), on the date hereof and as of the Effective Time, as though made at the Effective Time, as follows (references to “Company” in this Article II shall refer, wherever not inappropriate by reference to the context, to the Company and each Company Subsidiary):
     2.1 Organization of the Company. The Company is a corporation duly organized and validly existing under the Laws of the State of Washington. Each Company Subsidiary is a corporation duly organized and validly existing, and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction set forth on Section 2.1 of the Disclosure Letter. The Company and each Company Subsidiary has the corporate power to own its properties and to carry on its business as currently conducted. The Company and each Company Subsidiary is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which such qualification or licensure is required by Law, except for those jurisdictions where the failure to be so qualified or licensed and in good standing would not reasonably be expected to have, individually, or in the aggregate, a Company Material Adverse Effect. The Company and each Company Subsidiary has made available a true and correct copy of its articles of incorporation and bylaws or comparable governing documents, each as amended to date and in full force and effect on the date hereof (collectively, the “Charter Documents”), to Parent. Section 2.1 of the Disclosure Letter lists the directors and officers of the Company and each Company Subsidiary as of the date hereof. The operations now being conducted by the Company and each Company Subsidiary are not now and have never been conducted by the Company or any Company Subsidiary under any other name. Section 2.1 of the Disclosure Letter also lists (a) each jurisdiction in which the Company is qualified or licensed to do business, (b) each jurisdiction in which each Company Subsidiary is qualified or licensed to do business and (c) every state or foreign jurisdiction in which the Company or a Company Subsidiary has employees or facilities.
     2.2 Company Capital Structure.
          (a) The authorized capital stock of the Company consists of 90,000,000 shares of Company Common Stock, of which 15,196,064 shares are issued and outstanding, and 39,509,155 shares of Company Preferred Stock, of which 9,130,186 shares have been designated Series A Preferred Stock, of which 9,130,186 shares are issued and outstanding, 20,908,035 shares have been designated Series B Preferred Stock, of which 20,683,964 are issued and outstanding, and 9,470,934 shares have been designated Series C Preferred Stock, of which 7,838,011 are issued and outstanding. As of the date hereof, the capitalization of the Company is as set forth in Section 2.2(a)(i) of the Disclosure Letter. The Company Capital Stock is held by the Persons in the numbers of shares set forth in Section 2.2(a)(i) of the Disclosure Letter. As a result of the Mandatory Conversion, all shares of Company Preferred Stock will convert into Company Common Stock, on a 1-for-1 basis, effective immediately prior to the Effective Time. All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Charter Documents of the Company, or any agreement to which the Company is a party or by which it is bound, and together with all Company Options and Company Warrants have been issued in compliance in all material respects with all applicable federal and state securities Laws. The Company has not repurchased any Company Capital Stock or options or warrants to purchase Company Capital Stock. There are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock. The Company has no capital stock other than the Company Capital Stock authorized, issued or outstanding. The Company has no Company Capital Stock that is unvested.
          (b) Except for the Plans, the Company has never adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity compensation to any Person. The Company has reserved 24,944,886 shares of Company Common Stock for issuance to employees and directors of, and consultants to, the Company upon the issuance of stock or the exercise of options granted under the Plans or any other plan, agreement or arrangement (whether written or oral, formal or informal), of which 16,671,250 shares are issuable, as of the date hereof, upon the exercise of outstanding, unexercised options. Except for the Company Options and Company Warrants set forth in Section 2.2(b) of the Disclosure Letter (such schedule to contain, for each holder of Company Options and Company Warrants, the name of such holder, the number of shares of Company Common Stock issuable upon exercise of such Company Options or Company Warrants held by such holder, the vesting schedule and exercise price of such Company Options and Company Warrants, the dates on which such Company Options were granted and will expire, and whether any Company Options are intended to be incentive stock options under the Code), there are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which the Company is a party or by which the Company is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the Company Capital Stock or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company. Except as contemplated hereby, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting securities of the Company. There are no agreements to which the Company is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any Company Capital Stock.
     2.3 Subsidiaries. Section 2.3 of the Disclosure Letter lists each of the Company’s subsidiaries as of the date hereof (each, a “Company Subsidiary”), the jurisdiction of incorporation of each such subsidiary, and the Company’s equity interest therein. Each subsidiary of the Company is wholly owned by the Company. There are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which a Company Subsidiary is a party or by which a Company Subsidiary is bound obligating such Company Subsidiary to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of its capital stock or obligating such Company Subsidiary to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to any Company Subsidiary. Neither the Company nor any of its subsidiaries has agreed, is obligated to make, or is bound by any Contract under which it may become obligated to make any future investment in, or capital contribution to, any other entity. Neither the Company nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in or any interest convertible, exchangeable or exercisable for, any equity or similar interest in, any Person.
     2.4 Authority. The Company has all requisite power and authority to enter into this Agreement and the Articles of Merger and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Articles of Merger and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company and no further action is required on the part of the Company to authorize the Agreement and the Articles of Merger and the transactions contemplated hereby and thereby, subject only to the approval of this Agreement by Shareholders entitled to vote thereon. The vote required to approve this Agreement by the Shareholders entitled to vote thereon is set forth in Section 2.4 of the Disclosure Letter (the “Sufficient Shareholder Vote”). This Agreement and the Merger have been unanimously approved by the Board of Directors of the Company. This Agreement and the Articles of Merger has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Company enforceable against it in accordance with their respective terms, except as such enforceability may be subject to the Laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of Law governing specific performance, injunctive relief, or other equitable remedies.
     2.5 No Conflict.

          (a) The execution and delivery by the Company of this Agreement and the Articles of Merger, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”) (i) any provision of the Charter Documents, (ii) any Material Contract, or (iii) any judgment, order, decree, statute, Law, ordinance, rule or regulation applicable to the Company or any of its properties (whether tangible or intangible) or assets.
          (b) Section 2.5(b) of the Disclosure Letter sets forth all necessary consents, waivers and approvals of parties to any Material Contract as are required thereunder in connection with the Merger, or for any such Material Contract to remain in full force and effect without limitation, modification or alteration after the Effective Time so as to preserve all rights of, and benefits to, the Company under such Material Contracts from and after the Effective Time. Following the Effective Time, the Surviving Corporation will be permitted to exercise all of its rights under the Material Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay pursuant to the terms of such Material Contracts had the transactions contemplated by this Agreement not occurred.
     2.6 Governmental Consents. No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other federal, state, county, local or other foreign governmental or regulatory authority, instrumentality, agency or commission (each, a “Governmental Entity”), is required by, or with respect to, the Company in connection with the execution and delivery of this Agreement and the Articles of Merger or the consummation of the transactions contemplated hereby and thereby, except for (a) the filing of the Articles of Merger with the Secretary of State of the State of Washington and (b) the adoption of this Agreement and approval of the transactions contemplated by this Agreement by the Shareholders in accordance with the Charter Documents and the WBCA.
     2.7 Company Financial Statements.
          (a) Section 2.7(a) of the Disclosure Letter sets forth the Company’s (i) audited balance sheets as of December 31, 2009 and 2010, and the consolidated statements of income, cash flow and shareholders’ equity for the twelve (12) month periods then ended (the “Year-End Financials”), and (ii) unaudited balance sheet as of June 30, 2011 (the “Balance Sheet Date”), and the related unaudited statements of income, cash flow and shareholders’ equity for the six (6) month period then ended (the “Interim Financials”). The Year-End Financials and the Interim Financials (collectively referred to as the “Financials”) are true and correct in all material respects and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and consistent with each other (except that the Interim Financials do not contain footnotes and other presentation items that may be required by GAAP). The Financials present fairly the Company’s financial condition, operating results and cash flows as of the dates and during the periods indicated therein, subject in the case of the Interim Financials to normal year-end adjustments, which are not material in amount or significance in any individual case or in the aggregate. The Company’s unaudited consolidated balance sheet as of the Balance Sheet Date is referred to hereinafter as the “Current Balance Sheet.”
          (b) The Accounts Receivable of the Company have or will have arisen from bona fide arm’s length transactions in the ordinary course of business and are stated accurately in the Financials. To the Knowledge of the Company, there has not been any material adverse change in the collectability of such Accounts Receivable during the past twelve (12) months. Section 2.7(b) of the Disclosure Letter sets forth a list of all such Accounts Receivable that are more than thirty days past due as of the date of this Agreement, and of all such Accounts Receivable classified as doubtful accounts. The Company has no Accounts Receivable from any Person which is an affiliate of the Company or from any equity holder, director, officer or employee of the Company or any affiliates thereof. All Accounts Payable of the Company have or will have arisen from bona fide arm’s length transactions in the ordinary course of business. Since December 31, 2010, the Company has paid its Accounts Payable in the ordinary course of its business. The Company has no Accounts Payable from any Person which is an affiliate of the Company or from any equity holder, director, officer or employee of the Company or any affiliates thereof.
          (c) The Company has no products placed with its customers under an understanding permitting their return to the Company other than pursuant to a breach of warranty.
     2.8 No Undisclosed Liabilities. Other than Third Party Expenses, the Company has no liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with GAAP) (“Liabilities”), which (a) has not been reflected in the Current Balance Sheet, or (b) has not arisen in the ordinary course of business, consistent with past practices, since the Balance Sheet Date in an amount that exceeds $25,000 in any one case or $100,000 in the aggregate. The aggregate amount of Company Debt outstanding on the date hereof is zero dollars.
     2.9 Internal Controls. The Company maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls which provide reasonable assurance that (a) transactions are executed with management’s authorization; (b) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company in accordance with GAAP and to maintain accountability for the Company’s consolidated assets; (c) access to the Company’s assets is permitted only in accordance with management’s authorization; (d) adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a timely basis; and (e) there are adequate procedures in place regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets. As of the date of this Agreement, to the Knowledge of the Company, there has been no fraud, whether or not material, that involved management or other employees of the Company who have a significant role in the Company’s internal controls over financial reporting.
     2.10 No Changes. Since the Balance Sheet Date, there has not been, occurred or arisen any:

          (a) except for the engagement of advisers for Third Party Expenses and transactions contemplated by this Agreement, transaction by the Company except in the ordinary course of business, consistent with past practices;
          (b) amendments or changes to the Charter Documents of the Company other than as contemplated by this Agreement;
          (c) capital expenditure or commitment by the Company exceeding $25,000 individually or $100,000 in the aggregate;
          (d) payment, discharge or satisfaction of any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise of the Company), other than payments, discharges or satisfactions in the ordinary course of business, consistent with past practices, of Liabilities reflected or reserved against in the Current Balance Sheet or arising in the ordinary course of business, consistent with past practices, since the Balance Sheet Date, payments, discharges or satisfactions of Third Party Expenses and repayment of all Company Debt;
          (e) destruction of, damage to, or loss of any material assets (whether tangible or intangible and whether or not covered by insurance);
          (f) employment dispute, including but not limited to, claims or matters raised by any individuals or any workers’ representative organization, bargaining unit or union regarding labor trouble or claim of wrongful discharge or other unlawful employment or labor practice or action with respect to the Company;
          (g) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company other than as required by GAAP;
          (h) adoption of or change in any material Tax election or any Tax accounting method, entering into any closing agreement with respect to Taxes, settlement or compromise of any Tax claim or assessment, or extension or waiver of the limitation period applicable to any Tax claim or assessment;
          (i) revaluation by the Company of any of its assets (whether tangible or intangible), including without limitation, writing down the value of inventory or writing off notes or Accounts Receivable;
          (j) declaration, setting aside or payment of a dividend or other distribution (whether in cash, stock or property) in respect of any Company Capital Stock, or any split, combination or reclassification in respect of any shares of Company Capital Stock, or any issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock, or any direct or indirect repurchase, redemption, or other acquisition by the Company of any shares of Company Capital Stock (or options, warrants or other rights convertible into, exercisable or exchangeable therefor) (other than the issuance of Company Common Stock in the Mandatory Conversion);

          (k) hiring or termination of any employee or any officer of the Company, promotion, demotion or other change to the employment status or title of any employee or any officer of the Company or resignation or removal of any director of the Company;
          (l) increase in or other change to the salary or other compensation (including equity based compensation) payable or to become payable by the Company to any of its respective officers, directors, employees, consultants or advisors, or the declaration, adoption, agreement, contract, payment or binding commitment or obligation of any kind for the payment (whether in cash or equity) by the Company of a severance payment, termination payment, bonus or other additional salary or compensation to any such Person;
          (m) agreement, contract, covenant, instrument, lease, license or binding commitment to which the Company is a party or by which it or any of its assets (whether tangible or intangible) are bound or any termination, extension, amendment or modification of the terms of any agreement, contract, covenant, instrument, lease, license or binding commitment to which the Company is a party or by which it or any of its assets are bound, other than agreements, contracts, covenants, instruments, leases, licenses or binding commitments entered into in the ordinary course of business, consistent with past practice;
          (n) sale, lease, license or other disposition of any of the assets (whether tangible or intangible) or properties of the Company outside of the ordinary course of business, consistent with past practices, including, but not limited to, the sale of any Accounts Receivable, or any creation of any security interest in such assets or properties;
          (o) loan by the Company to any Person, or purchase by the Company of any debt securities of any Person, except for advances to employees for travel and business expenses in the ordinary course of business, consistent with past practices;
          (p) incurrence by the Company of any indebtedness, amendment of the terms of any outstanding loan agreement, guaranteeing by the Company of any indebtedness, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others, except for advances to employees for travel and business expenses in the ordinary course of business, consistent with past practices, incurrence of trade payables in the ordinary course of business, consistent with past practices, and incurrence of Company Third Party Expenses in connection with the transactions contemplated by this Agreement;
          (q) waiver or release of any right or claim of the Company, including any write-off or other compromise of any Accounts Receivable;
          (r) commencement or settlement of any lawsuit by the Company, the commencement, settlement, notice or, to the Knowledge of the Company, threat of any lawsuit or proceeding or other investigation against the Company, its affairs, or relating to any of its businesses, properties or assets;

          (s) notice of any claim or potential claim by any individual, Governmental Entity, or workers’ representative organization, bargaining unit or union, regarding, claiming or alleging labor trouble, wrongful discharge or any other unlawful employment or labor practice or action with respect to the Company;
          (t) notice of any claim or potential claim of ownership, interest or right by any Person other than the Company of the Company Intellectual Property or of infringement by the Company of any other Person’s Intellectual Property Rights;
          (u) issuance or sale, or contract or agreement to issue or sell, by the Company of any shares of Company Common Stock, Company Preferred Stock or securities convertible into, or exercisable or exchangeable for, shares of Company Common Stock, Company Preferred Stock or any securities, warrants, options or rights to purchase any of the foregoing, except for issuances of Company Common Stock upon the exercise of options issued under the Plans and issuance of Company Common Stock in the Mandatory Conversion;
          (v) (i) except standard end user licenses entered into in the ordinary course of business, consistent with past practices, (A) the sale or license by the Company of any Company Intellectual Property (or any Technology or Intellectual Property Rights exclusively licensed to the Company) or (B) the execution, modification or amendment of any agreement to which the Company is a party with respect to the sale or license by the Company of any Company Intellectual Property (or any Technology or Intellectual Property Rights exclusively licensed to the Company), (ii) except in the ordinary course of business, consistent with past practices, (A) the purchase by or license to the Company of any Intellectual Property Rights or (B) the execution, modification or amendment of any agreement to which the Company is a party with respect to the purchase or license of Intellectual Property Rights of any Person, (iii) the execution of an agreement to which the Company is a party or written modification or amendment of any agreement to which the Company is a party with respect to the development of any Technology or Intellectual Property Rights with a third party, other than any agreement not material to the Company, or (iv) material change in pricing or royalties set or charged by the Company to its customers or licensees or in pricing or royalties set or charged by Persons who have licensed Technology or Intellectual Property Rights to the Company;
          (w) except in the ordinary course of business, consistent with past practices, agreement or modification to any agreement pursuant to which any other party was granted marketing, distribution or similar rights of any type or scope with respect to any product, service or technology of the Company;
          (x) event or condition of any character that has had or, to the Knowledge of the Company, is reasonably likely to have, a Company Material Adverse Effect;
          (y) lease, license, sublease or other occupancy of any Leased Real Property by the Company; or

          (z) agreement by the Company, or any authorized employee on behalf of the Company, to do any of the things described in the preceding clauses (a) through (y) of this Section 2.10 (other than actions reasonably related to the transactions contemplated by this Agreement and the Articles of Merger).
     2.11 Tax Matters.
          (a) Definition of Taxes. For purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean (i) any and all U.S. federal, state, local and non-U.S. taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, escheat, employment, excise and property taxes as well as public imposts, fees and social security charges in the nature of taxes (including but not limited to health, unemployment and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 2.11(a) as a result of being or having been a member of an affiliated, consolidated, combined, unitary or similar group for any period (including any arrangement for group or consortium relief or similar arrangement), and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this Section 2.11(a) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligation under any agreement or arrangement with any other Person with respect to such amounts and including any liability for taxes of a predecessor or transferor or otherwise by operation of law.
          (b) Tax Returns and Audits.
               (i) The Company has (a) prepared and timely filed all material U.S. federal, state, local and non-U.S. returns, estimates, information statements and reports required to be filed (“Returns”) relating to any and all Taxes concerning or attributable to the Company or its operations and such Returns are true and correct in all material respects and have been completed in accordance with applicable Law and (b) timely paid all Taxes it is required to pay.
               (ii) The Company has paid or withheld with respect to its Employees and other third parties, all U.S. federal, state and non-U.S. income taxes and social security charges and similar fees, Federal Insurance Contribution Act amounts, Federal Unemployment Tax Act amounts and other Taxes required to be withheld, and has timely paid over any such withheld Taxes to the appropriate authorities.
               (iii) The Company has not been delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed against the Company, nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.
               (iv) No audit or other examination of any Return of the Company is presently in progress, nor has the Company been notified of any request for such an audit or other examination. No adjustment relating to any Return filed by the Company has been proposed by any Tax authority to the Company or any representative thereof. No claim has ever been made in writing by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.
               (v) As of the date of the Current Balance Sheet, the Company had no liabilities for unpaid Taxes which had not been accrued or reserved on the Current Balance Sheet, whether asserted or unasserted, contingent or otherwise, and the Company has not incurred any liability for Taxes since the date of the Current Balance Sheet other than in the ordinary course of business, consistent with past practices.
               (vi) The Company has made available to Parent or its legal counsel, copies of all Tax Returns for the Company filed for all periods since January 1, 2004.
               (vii) There are (and immediately following the Effective Time there will be) no Liens on the assets of the Company relating to or attributable to Taxes, other than Liens for Taxes not yet due and payable. The Company has no Knowledge of any basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of the Company.
               (viii) The Company has (a) never been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), (b) never been a party to any Tax sharing, indemnification, allocation or similar agreement, (c) no liability for the Taxes of any Person under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-U.S. Law (including any arrangement for group or consortium relief or similar arrangement)), as a transferee or successor, by operation of law, by contract or agreement, or otherwise and (d) never been a party to any joint venture, partnership or other arrangement that could be treated as a partnership for Tax purposes.
               (ix) The Company has not been, at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.
               (x) The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.
               (xi) The Company has not engaged in a reportable transaction under Treas. Reg. § 1.6011-4(b), including a transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treas. Reg. § 1.6011-4(b)(2).
               (xii) Section 2.11(b)(xii) of the Disclosure Letter sets forth the following information with respect to the Company as of December 31, 2010: (a) the basis of the Company in its assets; (b) the amount of any net operating loss, net capital loss, unused investment, foreign, or other Tax credit and the amount of any limitation upon any of the foregoing; (c) the amount of any deferred gain or loss allocable to the Company arising out of any deferred intercompany transaction as defined in Treas. Reg. § 1.1502-13 or any similar provision of applicable Law.
               (xiii) The Company will not be required to include any income or gain or exclude any deduction or loss from Taxable income for any taxable period or portion thereof after the Closing Date as a result of any (a) change in method of accounting made on or prior to the Closing Date, (b) closing agreement under Section 7121 of the Code executed prior to the Closing, (c) deferred intercompany gain or excess loss account under Treasury Regulations under Section 1502 of the Code in connection with a transaction consummated prior to the Closing (or in the case of each of (a), (b) and (c), under any similar provision of applicable Law), (d) installment sale or open transaction disposition consummated prior to the Closing or (e) prepaid amount received prior to Closing.
               (xiv) The Company uses the accrual method of accounting for tax purposes.
               (xv) The Company is not subject to Tax in any jurisdiction other than its country of incorporation or formation by virtue of having a permanent establishment, place of business or source of income in that country.
               (xvi) The Company is in compliance in all material respects with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order (“Tax Incentive”), and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive.
          (c) Executive Compensation Tax. There is no contract, agreement, plan or arrangement to which the Company is a party, including, without limitation, the provisions of this Agreement, covering any Employee of the Company, which, individually or collectively, could give rise to the payment of any amount that would reasonably be expected to not be deductible pursuant to Sections 280G or 404 of the Code.
          (d) 409A. Each nonqualified deferred compensation plan has since (i) January 1, 2005 been maintained and operated in good faith compliance with Section 409A of the Code and Notice 2005-1, (ii) October 3, 2004, not been “materially modified” (within the meaning of Notice 2005-1) and (iii) January 1, 2009, been in all material respects documentary and operational compliance with Section 409A of the Code. Each Company Option, stock appreciation right, or other similar right to acquire Company Common Stock or other equity of the Company, granted to or held by an individual or entity who is or may be subject to United States taxation, (1) has an exercise price that that is not less than the fair market value of the underlying equity as of the date such Company Option, stock appreciation right or other similar right was granted, (2) has no feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such Company Option, stock appreciation right or other similar right, (3) to the extent it was granted after December 31, 2004, was granted with respect to a class of stock of the Company that is “service recipient stock” (within the meaning of Section 409A and the proposed or final regulations or other IRS guidance issued with respect thereto), and (4) has been properly accounted for in accordance with GAAP in the Financials.
     2.12 Restrictions on Business Activities. There is no Contract (non-competition or otherwise), judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company which has or may reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company, the conduct of business by the Company, or otherwise limiting the freedom of the Company to engage in any line of business or to compete with any Person.
     2.13 Title to Properties; Absence of Liens and Encumbrances.
          (a) The Company does not own any real property, nor has the Company ever owned any real property. Section 2.13(a) of the Disclosure Letter sets forth a list of all real property currently leased, subleased or licensed by or from the Company or otherwise used or occupied by the Company (the “Leased Real Property”), the name of the lessor, licensor, sublessor, master lessor and/or lessee, the date and term of the lease, license, sublease or other occupancy right and each amendment thereto, the size of premises and the aggregate annual rental payable thereunder. The Company has made available to Parent true, correct and complete copies of all leases, lease guaranties, licenses, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof (“Lease Agreements”). All such Lease Agreements are in full force and effect and are valid and enforceable in accordance with their respective terms. There is not, under any Lease Agreements, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) of the Company, or to the Company’s Knowledge, any other party thereto. The execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby will not, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the rights of the Company or alter the rights or obligations of the sublessor, lessor or licensor under, or give to others any rights of termination, amendment, acceleration or cancellation of any Lease Agreements, or otherwise adversely affect the continued use and possession of the Leased Real Property for the conduct of business as presently conducted. The Company currently occupies all of the Leased Real Property for the operation of its business, and there are no other parties occupying, or with a right to occupy, the Leased Real Property.
          (b) All Leased Real Property is in good operating condition and repair and is suitable for the conduct of the Company’s business as presently conducted therein. Neither the operation of the Company on the Leased Real Property nor, to the Company’s Knowledge, such Leased Real Property, violates any Law relating to such property or operations thereon. The Company could not be required to expend more than $50,000 in causing any Leased Real Property to comply with the surrender conditions set forth in the applicable Lease Agreement. The Company has performed all of its obligations under any termination agreements pursuant to which it has terminated any leases of real property that are no longer in effect and has no continuing liability with respect to such terminated real property leases. The Company is not party to any agreement or subject to any claim that may require the payment of any real estate brokerage commissions, and no such commission is owed with respect to any of the Leased Real Property. The Company does not owe any brokerage commissions or finder’s fees with respect to any Leased Real Property and would not owe any such fees if any existing Lease Agreement were renewed pursuant to any renewal options contained in such Lease Agreements.
          (c) The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except (i) as reflected in the Current Balance Sheet, (ii) Permitted Liens, and (iii) such imperfections of title and encumbrances, if any, which do not materially detract from the value or interfere with the present use of the property subject thereto or affected thereby.
          (d) All equipment owned or leased by the Company currently in use and held for future use is (i) adequate for the conduct of the business of the Company as currently conducted, and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.
     2.14 Intellectual Property.
          (a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:
               (i) “Technology” shall mean any or all of the following (A) works of authorship including, without limitation, computer programs, source code, and executable code, whether embodied in software, firmware or otherwise, architecture, documentation, designs, files, records, databases, and data, (B) inventions (whether or not patentable), discoveries, improvements, and technology, (C) proprietary and confidential information, trade secrets and know how, (D) databases, data compilations and collections and technical data, (E) domain names, web addresses and sites, (F) tools, methods and processes, and (G) any and all instantiations or embodiments of the foregoing in any form and embodied in any media.
               (ii) “Intellectual Property Rights” shall mean worldwide common law and statutory rights associated with (A) patents and patent applications of any kind, (B) copyrights, copyright registrations and copyright applications, “moral”, “economic” rights and mask work rights, (C) the protection of trade and industrial secrets and confidential information, (D) logos, trademarks, trade names and service marks, and (E) any other proprietary rights relating to Technology, including any analogous rights to those set forth above.
               (iii) “Company Intellectual Property” shall mean any and all Technology and Intellectual Property Rights that are or are purported to be owned by the Company.
               (iv) “Registered Intellectual Property Rights” shall mean any and all Intellectual Property Rights that have been registered, applied for, filed, certified or otherwise perfected, issued, or recorded with or by any state, government or other public or quasi-public legal authority.

          (b) Section 2.14(b) of the Disclosure Letter lists all Registered Intellectual Property Rights owned by, or filed in the name of, the Company (the “Company Registered Intellectual Property Rights”) and any material proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property Rights.
          (c) Each item of Company Registered Intellectual Property Rights is valid to the Knowledge of the Company and is subsisting. All necessary registration, maintenance and renewal fees in connection with such Company Registered Intellectual Property Rights have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property Rights. There are no actions that must be taken by the Company within one hundred days following the date of this Agreement, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Company Registered Intellectual Property Rights. In each case in which the Company has acquired ownership, from any Person, of any Intellectual Property Rights, the Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property Rights to the Company to the maximum extent provided for by, and in accordance with, applicable Laws, and the Company has recorded each such assignment of Registered Intellectual Property Rights with the relevant governmental authorities, including the PTO, the U.S. Copyright Office, or their respective equivalents in any relevant foreign jurisdiction, as the case may be.
          (d) All Company Intellectual Property is fully transferable and licensable by the Company, and following the Closing will be fully transferable and licensable by the Surviving Corporation and/or Parent, without restriction other than Permitted Liens and without payment of any kind to any third party other than applicable Taxes and fees imposed by a Government Entity arising from the recordation of assignments of Company Registered Intellectual Property Rights.
          (e) Each item of Company Intellectual Property, including all Company Registered Intellectual Property Rights listed in Section 2.14(b) of the Disclosure Letter, and to the Knowledge of the Company all Technology and Intellectual Property Rights licensed to the Company, is free and clear of any Liens other than Permitted Liens and those set forth on Section 2.14(e) of the Disclosure Letter. The Company is the exclusive owner of all Company Intellectual Property.
          (f) To the extent that any Technology has been developed or created independently or jointly by any Person other than the Company for the Company and for which the Company has, directly or indirectly, provided consideration for such development or creation, the Company has a written agreement with such Person with respect thereto, and the Company thereby has obtained ownership of, and is the exclusive owner of, all such Technology and associated Intellectual Property Rights by operation of law or by valid assignment, and, in the case or employees of the Company, has required the waiver of all non-assignable rights.

          (g) The Company has not (i) transferred ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Technology or Intellectual Property Rights that are or were Company Intellectual Property or that are or were exclusively licensed to the Company, to any other Person or (ii) permitted the Company’s rights in any Company Intellectual Property, or in any Intellectual Property Rights exclusively licensed to the Company, to enter into the public domain.
          (h) Except for the Technology and Intellectual Property Rights licensed to the Company pursuant to the in-bound licenses listed in Section 2.14(u) and Section 2.15(a)(xiv) of the Disclosure Letter, and except for Generally Available Software licensed by the Company or information or materials disclosed to the Company under NDAs, all Technology used in or necessary to the conduct of Company’s business was written and created solely by either (i) employees of the Company acting within the scope of their employment who have validly and irrevocably assigned, to the maximum extent permitted by applicable Law, all of their rights, including all Intellectual Property Rights therein, to the Company or (ii) by third parties who have validly and irrevocably assigned, to the maximum extent permitted by applicable Law, all of their rights, including all Intellectual Property Rights therein, to the Company, and no third party owns or has any rights to any of the Company Intellectual Property, other than Permitted Liens.
          (i) The Company Intellectual Property, together with Technology and Intellectual Property Rights licensed to the Company pursuant to the in-bound licenses listed in Section 2.14(u) and Section 2.15(a)(xiv) of the Disclosure Letter and Generally Available Software licensed by the Company or information or materials disclosed to the Company under NDAs, constitutes all of the Technology and Intellectual Property Rights used in, necessary to or that otherwise would be infringed by the conduct of the business of the Company as it currently is conducted or, to the Knowledge of the Company, currently contemplated by the Company to be conducted as reflected in the Company Forecast, including, without limitation, the design, development, marketing, manufacture, use, import and sale of any product, technology or service. Except as set forth in Section 2.14(i) of the Disclosure Letter, the Surviving Corporation will own or possess sufficient rights to all Technology and Intellectual Property Rights immediately following the Closing Date that are used in or necessary to the operation of the business of the Company as it currently is conducted or, to the Knowledge of the Company, currently contemplated by the Company to be conducted as reflected in the Company Forecast, and without infringing on the Intellectual Property Rights of any Person.
          (j) None of the contracts, licenses and agreements listed or required to be listed in Section 2.14(u) of the Disclosure Letter pursuant to which the Company licenses any Technology or Intellectual Property Rights will terminate, or may be terminated by a third party, solely by the passage of time or at the election of a third party within 120 days after the Closing Date.
          (k) No third party that has licensed Technology or Intellectual Property Rights to the Company has ownership rights or license rights to improvements or derivative works made by the Company in such Technology or Intellectual Property Rights that have been licensed to the Company.

          (l) There are no contracts, licenses or agreements between the Company and any other Person with respect to Company Intellectual Property or other Technology or Intellectual Property Rights used in and/or necessary to the conduct of the Company’s business as it is currently conducted by the Company under which there is any material dispute regarding the scope of such agreement, or performance under such agreement including with respect to any payments to be made or received by the Company thereunder.
          (m) The operation of the business of the Company as it has been conducted, is currently conducted and is, to the Knowledge of the Company, currently contemplated by the Company to be conducted as reflected in the Company Forecast, including but not limited to the design, development, use, import, branding, advertising, promotion, marketing, distribution, manufacture and sale of any product, technology or service of the Company, has not infringed or misappropriated, does not infringe or misappropriate, and will not infringe or misappropriate when conducted by Parent and/or the Surviving Corporation immediately following the Closing in the manner currently contemplated to be conducted as reflected in the Company Forecast, any Intellectual Property Rights of any third Person, violate any other proprietary right of any Person (including any right to privacy or publicity), or constitute unfair competition or trade practices under the Laws of any jurisdiction. The Company has not received written notice (and to the Knowledge of the Company any unwritten notice) from any Person claiming that such operation or any act, any product, technology or service (including products, technology or services currently under development) or Technology of the Company infringes or misappropriates any Intellectual Property Rights of any Person or constitutes unfair competition or trade practices under the Laws of any jurisdiction (nor does the Company have Knowledge of any reasonable basis therefor).
          (n) Neither this Agreement nor the transactions contemplated by this Agreement, will, because of a Contract to which the Company or any of its subsidiaries is a party, result in: (i) Parent, the Surviving Corporation, the Company or any of their subsidiaries granting to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to Parent, the Surviving Corporation, the Company or any of their subsidiaries, respectively, (ii) Parent, the Surviving Corporation or any of their subsidiaries, being bound by or subject to, any exclusivity obligations, non-compete or other restriction on the operation or scope of their respective businesses, or (iii) Parent, the Surviving Corporation or any of their subsidiaries being obligated to pay any royalties or other material amounts to any third party in excess of those payable by any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby.
          (o) To the Knowledge of the Company, no Person has infringed or misappropriated or is infringing or misappropriating (i) any Company Intellectual Property or (ii) any material Intellectual Property Rights exclusively licensed to the Company, in a manner that would reasonably be expected to have, individually, or in the aggregate, a Company Material Adverse Effect.
          (p) The Company has taken commercially reasonable steps to protect the Company’s rights in confidential information and trade secrets of the Company or provided by any other Person to the Company. Without limiting the foregoing, the Company has, and enforces, a policy requiring each employee, consultant, and contractor who will have access to confidential information or trade secrets of the Company, or who will be involved in the creation or development of Company Intellectual Property, to execute proprietary information, confidentiality and assignment agreements substantially in the Company’s standard form as made available to Parent or its legal counsel, and all such current and former employees, consultants and contractors of the Company have executed such agreements.
          (q) No Company Intellectual Property, product, technology, or service of the Company is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or may affect the validity, use or enforceability of such Company Intellectual Property.
          (r) No government funding, facilities or resources of a university, college, other educational institution or research center was used in the development of the Company Intellectual Property or of any Technology or Intellectual Property Rights exclusively licensed to the Company, and no Governmental Entity, university, college, other educational institution or research center has any claim or right in or to the Company Intellectual Property or any Technology or Intellectual Property Rights exclusively licensed to the Company. No rights have been granted to any Governmental Entity with respect to any Company product, technology or service, or under any Company Intellectual Property or any Technology or Intellectual Property Rights exclusively licensed to the Company, other than the same standard commercial rights as are granted by the Company to commercial end users of the Company products, technologies and services in the ordinary course of business, consistent with past practices. To the Knowledge of the Company no current or former employee or individual consultant of the Company who was involved in, or who contributed to, the creation or development of any Company Intellectual Property, has performed services for the government, a university, college or other educational institution, or a research center, during a period of time during which such employee or individual consultant was also performing services for the Company.
          (s) The Company has complied in all material respects with all applicable Laws and its internal privacy policies relating to the privacy of users of its products, services, and Web sites, and also the collection, storage, and transfer of any personally identifiable information collected by or on behalf of the Company. The execution, delivery and performance of this Agreement complies with all applicable Laws relating to privacy and the Company’s privacy policies. True and correct copies of all applicable privacy policies have been provided to Parent, and the Company has at all times made all disclosures to users or customers required by applicable Laws and none of such disclosures made or contained in any such privacy policy or in any such materials has been inaccurate, misleading or deceptive or in violation of any applicable Laws in any material respect.
          (t) Neither the Company nor any Person acting on the Company’s behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of any source code owned by the Company or used in its business (“Company Source Code”), except that the Company has disclosed Company Source Code, under binding written agreements that prohibit use or disclosure, to employees and consultants of the Company involved in the creation and development of Company

Intellectual Property solely to enable such employees and consultants to carry out their duties to or perform services for the Company. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or would reasonably be expected to, result in the disclosure or delivery by or on behalf of the Company of any Company Source Code. Company Source Code means any software source code or related proprietary or confidential information or algorithms of any Company Intellectual Property.
          (u) Section 2.14(u) of the Disclosure Letter lists all software or other material that is distributed as “freeware,” “free software,” “open source software” or under a similar licensing or distribution model (including but not limited to the GNU General Public License) that the Company uses or licenses, and identifies that which is incorporated into, combined with, or distributed in conjunction with any Company products or services (“Incorporated Open Source Software”) and identifies the type of license or distribution model governing its use. The Company’s use and/or distribution of each component of Incorporated Open Source Software complies in all material respects with all provisions of the applicable license agreement, and in no case does such use or distribution give rise under such license agreement to any rights in any third parties under any Company Intellectual Property or obligations for the Company with respect to any Company Intellectual Property, including without limitation any obligation to disclose or distribute any such Technology in source code form, to license any such Technology for the purpose of making derivative works, or to distribute any such Technology without charge.
          (v) Section 2.14(v) of the Disclosure Letter lists all industry standards bodies and similar organizations of which the Company is a member, to which it has been a contributor or in which it has been a participant. The Company is not and never was a member in, a contributor to, or participant in any industry standards body or similar organization that could require or obligate the Company to grant or offer to any other Person any license or right to any Company Intellectual Property or any Technology or Intellectual Property Rights exclusively licensed to the Company.
          (w) The Company has delivered to Parent or Parent’s counsel or identified and made available to Parent or Parent’s counsel either in person or by posting in an electronic data room to which Parent’s counsel has been provided access a complete and accurate copy of all materials set forth on Section 2.14(w)(i) of the Disclosure Letter. The materials set forth on Section 2.14(w)(i) of the Disclosure Letter do not include the items set forth on Section 2.14(w)(ii) of the Disclosure Letter.
     2.15 Agreements, Contracts and Commitments.
          (a) The Company is not a party to, nor is it bound by any of the following (each, a “Material Contract”):
               (i) except for employee invention assignment agreements entered into by the Company with employees in the ordinary course of business and substantially in the form of the Company’s standard proprietary information and inventions assignment agreement (other than those in which the employee has excepted from assignment, or retained ownership of, any specific items of proprietary information, inventions or similar rights), and except for employee offer letters for

“at-will” employment substantially in the form of the Company’s standard offer letter and consulting agreements substantially in the form of the Company standard form of consulting agreement, any employment, contractor or consulting Contract with an employee or individual consultant, contractor or salesperson;
               (ii) any agreement or plan with respect to equity incentives, equity compensation or employee benefits, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional subsequent events) or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, except for any stock option awards for which the vesting as of and through the Effective Time is as set forth in Section 2.2(b) of the Disclosure Letter;
               (iii) any fidelity or surety bond or completion bond;
               (iv) any lease of personal property or equipment having a value in excess of $50,000 individually or $150,000 in the aggregate;
               (v) any agreement of indemnification or guaranty, but excluding agreements of indemnification or guaranty with respect to the infringement of the Intellectual Property Rights of third parties and other customary indemnities that are contained in the Company’s written agreements with its customers, consultants, independent contractors and licensors that have been entered into in the ordinary course of business, consistent with past practices;
               (vi) any Contract relating to capital expenditures and involving future payments in excess of $50,000 individually or $150,000 in the aggregate;
               (vii) any Contract relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company’s business, consistent with past practices;
               (viii) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;
               (ix) any purchase order or Contract obligating the Company to purchase materials or services at a cost in excess of $50,000 individually or $150,000 in the aggregate;
               (x) any Contract containing covenants or other obligations granting or containing any current or future commitments regarding exclusive rights, non-competition (including non-competition covenants the prohibit or limit the sale, license or other distribution of any of the Company’s technology or products, or the provision of services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market), “most favored nations,” non-solicit, no hire, any similar restrictions on the operation or scope of the Company’s businesses or operations, or similar terms;
               (xi) any agreement expressly providing a customer of the Company with refund rights;
               (xii) any Contract for the use, distribution, integration or redistribution of the products, technology or services of the Company, other than by the consumer end user, including dealer, distribution, marketing, development, sales representative, original equipment manufacturer, manufacturing, supply, value added reseller, remarketer, reseller, vendor, service provider and joint venture agreements;
               (xiii) any Contract pursuant to which the Company receives revenue or other payments in excess of $50,000;
               (xiv) any Contracts to which the Company is a party with respect to the license (including a covenant not to assert any Intellectual Property Right), assignment or use of any Technology or Intellectual Property Rights, including without limitation any in-bound licenses, out-bound licenses and cross-licenses, but excluding, (A) with respect to in-bound licenses, Contracts for Generally Available Software, (B) with respect to out-bound licenses, End User Licenses and licenses with respect to the products, technology or services of the Company that are listed in Section 2.15(a)(xii) of the Disclosure Letter, (C) any NDA, (D) any employment, consulting or independent contractor Contract not required to be listed in Section 2.15(a)(i) of the Disclosure Letter or (E) any Contract required to be listed in Section 2.15(a)(i) of the Disclosure Letter; or
               (xv) any other Contract that involves $50,000 or more and is not cancelable by the Company without penalty within thirty (30) days.
          (b) The Company is in material compliance with and has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any Material Contract where such breach, violation or default would be material to the Company, nor does the Company have Knowledge of any event that would constitute such a breach, violation or default with the lapse of time, giving of notice or both. Each Material Contract is in full force and effect, and the Company is not subject to any default thereunder that would be material to the Company, nor to the Knowledge of the Company is any party obligated to the Company pursuant to any such Material Contract subject to any default thereunder. No Material Contract will terminate, or may be terminated by either party, solely by the passage of time or at the election of either party within 120 days after the Closing. To the Knowledge of the Company, no party to a Material Contract has any intention of terminating such Material Contract with the Company or reducing the volume of business such party conducts with the Company, whether as a result of the Merger or otherwise.
     2.16 Interested Party Transactions. No officer, director or shareholder of the Company (nor any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest), has or has had, directly or indirectly, (i) an interest in any entity which furnished or sold or licensed, or furnishes or sells or licenses, services, products, Technology or Intellectual Property Rights that the Company furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any entity that purchases from or sells or furnishes to the Company, any goods or services, or (iii) a beneficial interest in any Material Contract to which the Company is a party (other than in such person’s capacity as a shareholder, director, officer or employee of the Company); provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any entity” for purposes of this Section 2.16. No Shareholder has any loans outstanding from the Company except for business travel expenses in the ordinary course of business, consistent with past practices, to employees of the Company.
     2.17 Governmental Authorization. Each consent, license, permit, grant or other authorization (i) pursuant to which the Company currently operates or holds any interest in any of its properties, or (ii) which is required for the operation of the Company’s business as currently conducted or the holding of any such interest (collectively, “Company Authorizations”) has been issued or granted to the Company, as the case may be, except for such Company Authorizations the failure of which to obtain would be immaterial to the Company. The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company to operate or conduct its business or hold any interest in its properties or assets.
     2.18 Litigation. There is no action, suit, claim or proceeding of any nature pending, or to the Knowledge of the Company, threatened, against the Company, its properties (tangible or intangible) or any of its officers or directors, nor to the Knowledge of the Company is there any reasonable basis therefor. There is no investigation, audit, or other proceeding pending or, to the Knowledge of the Company, threatened, against the Company, any of its properties (tangible or intangible) or any of its officers or directors by or before any Governmental Entity, nor to the Knowledge of the Company is there any reasonable basis therefor. No Governmental Entity has at any time challenged or questioned the legal right of the Company to conduct its operations as presently or previously conducted. There is no action, suit, claim or proceeding of any nature pending or, to the Knowledge of the Company, threatened, against any individual or entity who has a contractual right or a right pursuant to the WBCA to indemnification from the Company related to facts and circumstances existing prior to the Effective Time, nor are there, to the Knowledge of the Company, any facts or circumstances that would give rise to such an action, suit, claim or proceeding. The Company is not subject to or bound by any agreement, judgment, decree or order which may materially and adversely affect its business, prospects or condition (financial or otherwise).
     2.19 Minute Books. The minutes of the Company made available to counsel for Parent contain complete and accurate records (in all material respects) of all actions taken, and summaries of all meetings held, by the shareholders, the Board of Directors of the Company and each of the Company Subsidiaries (and any committees thereof) since the time of incorporation of the Company, as the case may be.
     2.20 Environmental Matters. The Company (i) has complied in all material respects with all Environmental Laws; (ii) has not received any written notice of any alleged claim, violation of or

Liability under any Environmental Law which has not heretofore been cured or for which there is any remaining liability; (iii) has not disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, arranged for the disposal, discharge, storage or release of any Hazardous Materials, or exposed any employee or other individual to any Hazardous Materials so as to give rise to any liability or any investigation, corrective action, or remedial obligation under any Environmental Laws; (iv) has not entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws or the Hazardous Materials related activities of the Company; and (v) has delivered to Parent or made available for inspection by Parent and its agents, representatives and employees all records in the Company’s possession concerning the Hazardous Materials activities of the Company and all environmental audits and environmental assessments of any facility owned, leased or used at any time by the Company conducted at the request of, or otherwise in the possession of the Company. There are no Hazardous Materials in, on, or under any properties owned, leased or used at any time by the Company such as would reasonably be expected to result in any material liability or investigation, corrective action, or remedial obligation of the Company under any Environmental Laws.
     2.21 Brokers’ and Finders’ Fees; Third Party Expenses. The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with the Agreement or any transaction contemplated hereby.
     2.22 Employee Benefit Plans and Compensation.
          (a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:
               “Company Employee Plan” shall mean, other than any Employee Agreement, any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, retirement benefits, performance awards, stock or stock-related awards, material fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company or any ERISA Affiliate has or may have any liability or obligation.
               “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
               “DOL” shall mean the United States Department of Labor.
               “Employee” shall mean any current or former employee, consultant, independent contractor or director of the Company, or any ERISA Affiliate.

               “Employee Agreement” shall mean each management, employment, severance, separation, settlement, consulting, contractor, relocation, change of control, retention, bonus, repatriation, expatriation, loan, visa, work permit or other agreement, or contract (including, without limitation, any offer letter or any agreement providing for acceleration of Company Options or Company Common Stock that is unvested, or any other agreement providing for compensation or benefits) between the Company or any ERISA Affiliate and any Employee, and which the Company or any ERISA Affiliate has or may have any liability or obligation.
               “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
               “ERISA Affiliate” shall mean any Company Subsidiary or other Person under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.
               “FMLA” shall mean the Family Medical Leave Act of 1993, as amended.
               “HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.
               “International Employee Plan” shall mean each Company Employee Plan or Employee Agreement that has been adopted or maintained by the Company or any ERISA Affiliate, whether formally or informally, or with respect to which the Company or any ERISA Affiliate will or may have any liability with respect to Employees who perform services outside the United States.
               “IRS” shall mean the United States Internal Revenue Service.
               “PBGC” shall mean the United States Pension Benefit Guaranty Corporation.
               “Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.
          (b) Schedule. Section 2.22(b)(1) of the Disclosure Letter contains an accurate and complete list of each current Company Employee Plan and each current Employee Agreement except (i) Company stock option agreements that are pursuant to the Company’s standard form stock option agreement, copies of which have been made available to Parent, (ii) Company proprietary information and invention assignment agreements that are pursuant to the Company standard form proprietary information and invention assignment agreement, a copy of which has been made available to Parent, and (iii) Company offer letters that are pursuant to the Company’s standard form offer letter, a copy of which has been made available to Parent. The Company has not made any plan or commitment to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by Law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable Law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Company Employee Plan or Employee Agreement.

Section 2.22(b)(2) of the Disclosure Letter sets forth a table setting forth the name, hiring date, annual salary, commissions, bonus, and accrued but unpaid vacation balances and average amount of overtime payment over the past 12 months, accrued but unpaid sick leave, accrued severance pay and any other benefit of each current employee of the Company as of the date hereof. To the Knowledge of the Company, no employee listed on Section 2.22(b)(2) of the Disclosure Letter intends to terminate his or her employment for any reason. Section 2.22(b)(3) of the Disclosure Letter contains an accurate and complete list of all Persons that currently have a consulting or advisory relationship with the Company.
          (c) Documents. The Company has made available to Parent (i) correct and complete copies of all documents embodying each Company Employee Plan and each current Employee Agreement including, without limitation, all amendments thereto and all related trust documents, (ii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan, (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan, (v) all material written agreements and contracts relating to each Company Employee Plan, including, without limitation, administrative service agreements and group insurance contracts, (vi) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company, (vii) all correspondence to or from any governmental agency relating to any Company Employee Plan, (viii) all model COBRA forms and related notices, (ix) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, (x) all discrimination tests for each Company Employee Plan for the three (3) most recent plan years, and (xi) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan.
          (d) Employee Plan Compliance. The Company and each ERISA Affiliate has performed all material obligations required to be performed by it under each Company Employee Plan, are not in material default or violation of, and have no Knowledge of any material default or violation by any other party to each Company Employee Plan, and each Company Employee Plan has been established and maintained in accordance with its terms in all material respects and in compliance in all material respects with all applicable Laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter valid as to the Company, if applicable) with respect to its qualified status under the Code. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code or Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no actions, suits or claims pending or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, the Company or any ERISA Affiliate (other than ordinary administration expenses). There are no audits, inquiries or proceedings pending or to the Knowledge of the Company or any ERISA Affiliates, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan. Neither the Company nor any ERISA Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company has timely made all contributions and other payments required by and due under the terms of each Company Employee Plan.
          (e) No Pension Plans. Neither the Company nor any current or past ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plans subject to Title IV of ERISA or Section 412 of the Code.
          (f) No Self-Insured Plans. Neither the Company nor any ERISA Affiliate has ever maintained, established sponsored, participated in or contributed to any self-insured plan that provides benefits to employees (including, without limitation, any such plan pursuant to which a stop-loss policy or contract applies).
          (g) Collectively Bargained, Multiemployer and Multiple-Employer Plans. At no time has the Company or any current or past ERISA Affiliate contributed to or been obligated to contribute to any Pension Plan which is a “Multiemployer Plan,” as defined in Section 3(37) of ERISA. Neither the Company nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code.
          (h) No Post-Employment Obligations. No Company Employee Plan or Employee Agreement provides, or reflects or represents any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefits, except to the extent required by statute.
          (i) COBRA; FMLA; CRFA; HIPAA. The Company and each ERISA Affiliate has, prior to the Effective Time, complied in all material respects with COBRA, FMLA, HIPAA, and any similar provisions of state Law applicable to its Employees. The Company does not have unsatisfied obligations to any Employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state Law governing health care coverage or extension.
          (j) Effect of Transaction. The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, material increase in benefits or obligation to fund benefits with respect to any Employee.
          (k) Section 280G. There is no agreement, plan, arrangement or other contract to which the Company or any ERISA Affiliate is a party, covering any Employee that, considered individually or considered collectively with any other such agreements, plans, arrangements or other contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code as a result of the transactions contemplated by this Agreement. There is no contract, agreement, plan or arrangement to which the Company or any ERISA Affiliate is a party or by which it is bound to compensate any Employee for excise taxes paid pursuant to Section 4999 of the Code. Section 2.22(k) of the Disclosure Letter contains a true, complete and correct list of all Persons who are “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations thereunder).
          (l) Employment Matters. The Company is in compliance in all material respects with all currently applicable foreign, federal, state and local Laws, rules, regulations, and ordinances respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work, and in each case, with respect to Employees: (i) has withheld and reported all material amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees, (ii) is not materially liable for any arrears of wages, bonuses, benefits, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not materially liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no actions, suits, claims, audits, investigations, or administrative matters pending or, to the Knowledge of the Company, threatened or reasonably anticipated against the Company or any of its Employees relating to any Employee, Employee Agreement or Company Employee Plan. There are no pending or, to the Knowledge of the Company, threatened or reasonably anticipated claims or actions against the Company or any Company trustee under any worker’s compensation policy or long-term disability policy. The Company is not party to a conciliation agreement, consent decree, or other agreement or order with any federal, state, or local agency or governmental authority with respect to employment practices. The services provided by the Company’s and its ERISA Affiliates’ Employees is terminable at the will of the Company and its ERISA Affiliates and any such termination would result in no liability to the Company or any ERISA Affiliate. Section 2.22(l) of the Disclosure Letter lists all liabilities of the Company to any Employee that would result from the termination by the Company, Parent or any of its subsidiaries of such Employee’s employment or provision of services, a change of control of the Company, or a combination thereof. The Company does not have any material liability with respect to any misclassification of: (a) any person as an independent contractor rather than as an employee, (b) any employee leased from another employer, or (c) any employee currently or formerly classified as exempt from overtime wages.

          (m) Labor. No strike, labor dispute, slowdown, concerted refusal to work overtime, or work stoppage against the Company is pending, or to the Knowledge of the Company, threatened, or reasonably anticipated. The Company has no Knowledge of any activities or proceedings of any labor union to organize any Employees and any such activities or proceedings within the preceding three (3) years. There are no actions, suits, claims, audits, investigations, administrative matters, labor disputes or grievances pending or, to the Knowledge of the Company, threatened or reasonably anticipated relating to any labor matters, wages, benefits, medical or family leave, classification, safety or discrimination matters involving any Employee, including claims of wage and/or hour violations, unfair business practices, unfair labor practices, discrimination, harassment or wrongful termination complaints. Neither the Company nor any ERISA Affiliate is party to a current conciliation agreement, consent decree, or other agreement or order with any federal, state, or local agency or governmental authority with respect to employment practices. The Company has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Company is not presently, nor has it been in the past, been a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company.
          (n) WARN Act. The Company and any ERISA Affiliate have complied with the Workers Adjustment and Retraining Notification Act of 1988, as amended (“WARN Act”) and all similar state or local Laws including applicable provisions of state or local Law. The Company has not taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local Law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local Law, or incurred any liability or obligation under WARN or any similar state or local Law that remains unsatisfied. No terminations prior to the Closing would trigger any notice or other obligations under the WARN Act or similar state or local Law. All liabilities and obligations relating to the employment, termination or employee benefits of any former Employees previously terminated by the Company or an Affiliate including all termination pay, severance pay or other amounts in connection with the WARN Act and all similar state Laws, have been paid and no terminations prior to the Closing Date shall result in unsatisfied liability or obligation under WARN or any similar state or local Law.
          (o) No Interference or Conflict. To the Knowledge of the Company, no Shareholder or Employee of the Company is obligated under any Contract, subject to any judgment, decree, or order of any court or administrative agency that would interfere with such person’s efforts to promote the interests of the Company or that would interfere with the Company’s business. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s business as presently conducted or, to the Knowledge of the Company, as currently contemplated to be conducted as reflected in the Company Forecast, nor any activity of such Employees in connection with the carrying on of the Company’s business as presently conducted or, to the Knowledge of the Company, as currently contemplated to be conducted as reflected in the Company Forecast, will, to the Knowledge of the Company, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract or agreement under which any of such Employees is now bound.

          (p) International Employee Plan. Each International Employee Plan has been established, maintained and administered in compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory Laws that are applicable to such International Employee Plan. Furthermore, no International Employee Plan has unfunded liabilities that, as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by Law, no condition exists that would prevent the Company or Parent from terminating or amending any International Employee Plan at any time for any reason without liability to the Company or its ERISA Affiliates (other than ordinary administration expenses or routine claims for benefits).
     2.23 Insurance. Section 2.23 of the Disclosure Letter lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies. There is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed or that the Company has a reason to believe will be denied or disputed by the underwriters of such policies or bonds. In addition, there is no pending claim of which its total value (inclusive of defense expenses) will exceed the policy limits. All premiums due and payable under all such policies and bonds have been paid (or if installment payments are due, will be paid if incurred prior to the Closing Date) and the Company is otherwise in material compliance with the terms of such policies and bonds. Such policies and bonds (or other policies and bonds providing substantially similar coverage) have been in effect since January 1, 2009 and remain in full force and effect. The Company has no Knowledge or reasonable belief of threatened termination of any of such policies. The Company has never maintained, established, sponsored, participated in or contributed to any self-insurance plan.
     2.24 Compliance with Laws.
          (a) The Company has complied with in all material respects, is not in violation of, and has not received any notices of any suspected, potential or actual violation with respect to, any foreign, federal, state or local Law.
          (b) The Company has at all times been, and is currently, fully in compliance in all material respects with all applicable Anti-Corruption and Anti-Bribery Laws in any jurisdiction. The Company (including any of its officers, directors, agents, employees or other Person associated with or acting on its behalf) has not, directly or indirectly, used any funds for unlawful contributions, gifts, services of value, entertainment or other unlawful expenses, made, offered or promised to make any unlawful payment or gave or promised to give, anything of value to any Person or to any foreign or domestic government officials or employees or made, or promised to make any contribution, bribe, rebate, gift, payoff, influence payment, kickback or other similar unlawful payment or other advantage, or taken any action which would cause it to be in violation of any Anti-Corruption or Anti-Bribery Laws. The Company (including any of its officers, directors, agents, employees or other Person associated with or acting on its behalf) has not, directly or indirectly, requested or agreed to receive or accepted any unlawful contributions, gifts, services of value, advantage, entertainment or other unlawful expenses, contribution, bribe, rebate, gift, payoff, influence payment, kickback or other similar unlawful payment, or similar incentive which would cause it to be in violation of any Anti-Corruption or Anti-Bribery Laws. Neither the Company, nor any director, officer, employee or agent of the Company acting on behalf of the Company has offered, nor made, nor promised to make, nor authorized the making of any gift or payment of money or anything of value either directly or indirectly to any Person, or to any officer or employee of a Governmental Entity, or to any Person acting in an official capacity for or on behalf of any such Governmental Entity or to any political party or candidate for political office (all of the foregoing individuals being individually and collectively referred to herein as “Officials”) for purposes of (i) influencing any act or decision of any Person, or such Official in his or her official capacity, or (ii) inducing any Person or such Official to do or omit to do any act in violation of the lawful duty of such Person or Official, or (iii) inducing such Person or Official to use his or her influence improperly including with a Governmental Entity to affect or influence any act or decision of such Governmental Entity in order to obtain, retain or direct or assist in obtaining, retaining or directing business to the Company. No officer, director, employee or holder of any financial interest in the Company or any affiliate thereof, is currently an Official. There are no pending or, to the Company’s Knowledge, threatened claims, charges, investigations, violations, settlements, civil or criminal enforcement actions, lawsuits, or other court actions against the Company with respect to any Anti-Corruption and Anti-Bribery Laws. There are no actions, conditions or circumstances pertaining to the Company’s activities that could reasonably be expected to give rise to any future claims, charges, investigations, violations, settlements, civil or criminal actions, lawsuits, or other court actions under any Anti-Corruption and Anti-Bribery Laws. The Company has established and maintains a compliance program and reasonable internal controls and procedures appropriate to the requirements of Anti-Corruption and Anti-Bribery Laws.
          (c) To the Company’s Knowledge, no officer or director of the Company has been: (i) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (ii) subject to any order, judgment, or decree (not subsequently reversed, suspended or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him/her from, or otherwise imposing limits or conditions on his or her engaging in any securities, investment advisory, banking, insurance or other type of business or acting as an officer or director of a public company; (iii) found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated any federal or state commodities, securities or unfair trade practices law, which such judgment or finding has not been subsequently reversed, suspended, or vacated; or (iv) involved in any other type of legal proceeding that would require the officer or director to disclose such involvement under Item 401(f) of SEC Regulation S-K if the officer or director were subject to such Regulation.
     2.25 Bank Accounts, Letters of Credit and Powers of Attorney. Section 2.25 of the Disclosure Letter lists (a) all bank accounts, lock boxes and safe deposit boxes relating to the business and operations of the Company (including the name of the bank or other institution where such account or box is located and the name of each authorized signatory thereto), (b) all outstanding letters of credit issued by financial institutions for the account of the Company (setting forth, in each case, the financial institution issuing such letter of credit, the maximum amount available under such letter of credit, the terms (including the expiration date) of such letter of credit and the party or parties in whose favor such letter of credit was issued), and (c) the name of each person who has a power of attorney to act on behalf of the Company. The Company has heretofore made available to Parent true, correct and complete copies of each letter of credit and each power of attorney described in Section 2.25 of the Disclosure Letter.
     2.26 Customers and Suppliers.
          (a) Section 2.26(a) of the Disclosure Letter sets forth each customer of the Company who accounted for more than 5% of the revenues of the Company for the fiscal year ended December 31, 2010, and who is expected to account for more than 5% of the revenues of the Company for the fiscal year ended December 31, 2011 (collectively, the “Customers”). The Company’s relationships with its Customers are good commercial working relationships. Except to the extent disclosed on Section 2.26(a) of the Disclosure Letter, since December 31, 2010, no Customer of the Company has canceled or otherwise terminated its relationship with the Company, or has during the last twelve (12) months decreased materially its usage or purchases of the services or products of the Company. Except to the extent disclosed on Section 2.26(a) of the Disclosure Letter, no Customer has, to the Company’s Knowledge, any plan or intention to terminate, to cancel or otherwise materially and adversely modify its relationship with the Company or to decrease materially its usage, purchase or distribution of the services or products of the Company.
          (b) Section 2.26(b) of the Disclosure Letter sets forth a list of all suppliers to whom the Company made payments aggregating $25,000 or more during the fiscal year ended December 31, 2010, or expects to make payments aggregating $25,000 or more during the fiscal year ended December 31, 2011, showing, with respect to each, the name and dollar volume involved. Since December 31, 2010, no supplier set forth on Section 2.26(b) of the Disclosure Letter has terminated its business with the Company or materially and adversely modified its relationship therewith.
     2.27 Warranties to Customers. There is no claim, action, suit, investigation or proceeding pending against the Company, or to the Company’s Knowledge, threatened, relating to alleged defects in the products or services provided by the Company, or the failure of any such product or service to meet agreed upon specifications and, to the Company’s Knowledge, there is no basis for any of the foregoing.
     2.28 Complete Copies of Materials. The secure website established for the Company in order to facilitate due diligence with respect to the Company by Parent (which is located at www.rrdvenue.com) to which Parent has been provided access contains true and complete copies of each document included therein (or summaries of the same). The physical data room established by the Company in order to facilitate due diligence with respect to the Company pursuant to the terms of that certain Nonsolicitation and Break-up Fee Agreement, dated as of June 14, 2011, by and between Parent and the Company, contained true and complete copies of each document included therein (or summaries of the same).
     2.29 No Other Representations or Warranties. Except for the representations and warranties contained in this Article II (as modified by the Disclosure Letter hereto), neither the Company nor any other Person makes any other express or implied representation or warranty with respect to the Company, its subsidiaries or the transactions contemplated by this Agreement, and the Company disclaims any other representations or warranties, whether made by the Company or any of its Affiliates or representatives. Except for the representations and warranties contained in this Article II (as modified by the Disclosure Letter hereto) or other agreements or certificates delivered by the Company pursuant to the provisions of this Agreement, the Company hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Parent or its affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided or made available to Parent by any representative of the Company or any of its affiliates).
     2.30 Representations Complete. None of the representations or warranties made by the Company (as modified by the Disclosure Letter) in this Agreement, and none of the statements made in any exhibit, schedule or certificate delivered by the Company pursuant to this Agreement contains, or will contain at the Effective Time, any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT AND THE SUB
     Each of Parent and Sub hereby represents and warrants to the Company that as of the Effective Time, as follows:
     3.1 Organization, Standing and Power. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Sub is a corporation duly organized and validly existing under the Laws of the State of Washington. Sub is newly formed and was formed solely to effectuate the Merger. Each of Parent and Sub has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the failure to be so qualified or licensed would have a Parent Material Adverse Effect.
     3.2 Authority. Each of Parent and Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, and Sub has all requisite corporate power and authority to enter into the Articles of Merger and to consummate the transactions contemplated thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Sub. The execution and delivery of the Articles of Merger and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of Sub. This Agreement and the Articles of Merger have been duly executed and delivered by Parent and Sub, as applicable, and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of Parent and Sub, enforceable against each of Parent and Sub in accordance with their terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.
     3.3 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement and the Articles of Merger or the consummation of the transactions contemplated hereby and thereby, except for (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities Laws, (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not have a Parent Material Adverse Effect, (iii) the filing of the Articles of Merger with the Secretary of State of the State of Washington, and (iv) the adoption of this Agreement and approval of the transactions contemplated by this Agreement by Parent, as sole shareholder of Sub, in accordance with Sub’s Articles of Incorporation and bylaws and the WBCA.
     3.4 No Conflict. The execution and delivery by Parent and Sub of this Agreement and the Articles of Merger, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default (with or without notice of lapse of time, or both) under (i) the certificate of incorporation, articles of incorporation, bylaws or similar organizational documents of Parent or Sub, each as amended to date and in full force and effect on the date hereof, or (ii) assuming compliance with the matters referred to in Section 3.3 hereof, any material Laws applicable to Parent or Sub or any of their respective properties (whether tangible or intangible) or assets.
     3.5 Capital Resources; Solvency. Parent has sufficient capital resources available to it to pay the Merger Consideration. Parent is not insolvent and consummation of the Merger and the other transactions contemplated by this Agreement will not cause Parent to become insolvent.
     3.6 Interim Operations of Sub.
          (a) Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business activities other than as contemplated by this Agreement.
          (b) All of the issued and outstanding equity of Sub is validly issued, fully paid and non-assessable and is owned, beneficially and of record, by Parent free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, shareholder agreements, limitations on Parent’s voting rights, charges and other encumbrances of any nature whatsoever.
          (c) As of the date hereof and as of the Effective Time, except for (i) obligations or liabilities incurred in connection with its incorporation and (ii) this Agreement and any other agreements or arrangements contemplated by this Agreement or in furtherance of the transactions contemplated hereby, Sub has not incurred, directly or indirectly, through any of its subsidiaries or affiliates, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

ARTICLE IV
ADDITIONAL AGREEMENTS
     4.1 Shareholder Approval.
          (a) On the date hereof, the Company shall obtain the Sufficient Shareholder Vote, pursuant to a written shareholder consent in accordance with the WBCA and the Charter Documents of the Company. In connection with such written shareholder consent, the Company shall submit to the Shareholders soliciting materials with respect to the Merger, which shall (i) include a solicitation of the approval of the holders of the Company Capital Stock to this Agreement and the Merger, (ii) specify that adoption of this Agreement shall constitute approval by the Shareholders of this Agreement, the obligations of the Shareholders under this Agreement and the appointment of Adrian Smith as Shareholder Representative, under and as defined in this Agreement, (iii) include a summary of the Merger and this Agreement, (iv) include a statement that dissenters’ rights are available for the Company Capital Stock pursuant to the WBCA, and (v) include a copy of Chapter 23B.13 of the WBCA. Any materials to be submitted to the Shareholders in connection with the solicitation of their approval of the Merger and this Agreement (the “Soliciting Materials”) shall be subject to review and approval by Parent prior to distribution, such approval not to be unreasonably withheld or delayed, and shall also include the unanimous recommendation of the Board of Directors of the Company in favor of the Merger, this Agreement, and the transactions contemplated hereby, and the conclusion of the Company’s Board of Directors that the terms and conditions of the Merger are fair and reasonable to the Shareholders.
          (b) Promptly following receipt of written consents of its Shareholders constituting the Sufficient Shareholder Vote, the Company shall deliver notice of the approval of this Agreement and the Merger by written consent of the Company’s Shareholders, pursuant to the applicable provisions of the WBCA and the Company’s Charter Documents (the “Shareholder Notice”), to all Shareholders that did not execute such written consent informing them that this Agreement and the Merger were adopted and approved by the Shareholders of the Company and that dissenters’ rights are available for their Company Capital Stock pursuant to the WBCA, and shall promptly inform Parent of the date on which the Shareholder Notice was sent. Notwithstanding the foregoing, the Company shall give Shareholders sufficient notice to the effect that no Shareholder will be able to exercise dissenters’ rights if such Shareholder has not perfected such dissenters’ rights in accordance with the WBCA.
     4.2 Conduct of Business of the Company. During the period from the execution of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company agrees to (i) conduct its business, except to the extent that Parent shall otherwise consent in writing, in the ordinary course in the same manner as heretofore conducted, and to use commercially reasonable efforts to preserve intact the present business organizations of the Company, keep available the services of the present officers and employees of the Company and preserve the relationships of the Company with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them, all with the goal of preserving unimpaired the goodwill and ongoing businesses of the Company at the Effective Time, (ii) not to declare, set aside or pay any dividends or make any out-of-the-ordinary course payments and (iii) not take any action that could reasonably be expected to prohibit, disrupt or impair the transactions contemplated by this Agreement.
     4.3 Access to Information. The Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during the period from the date hereof and prior to the Effective Time to (i) all of the properties, books, contracts, commitments and records of the Company and each Company Subsidiary, (ii) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable Law) of the Company as Parent may reasonably request and (iii) the Executives. The Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements (including Tax Returns and supporting documentation) promptly upon request. No information or knowledge obtained in any investigation pursuant to this Section 4.3 or otherwise shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger in accordance with the terms and provisions hereof.
     4.4 Confidentiality. Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 4.3 hereof, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of that certain Confidentiality Agreement by and between Parent and the Company, dated as of October 2, 2009 (the “Confidential Disclosure Agreement”). In this regard, the Company acknowledges that Parent’s common stock is publicly traded and that any information obtained by Company regarding Parent could be considered to be material non-public information within the meaning of federal and state securities Laws. Accordingly, the Company acknowledges and agrees not to, and shall use its best efforts to cause its shareholders, directors, officers and employees not to, engage in any transactions in the Parent’s common stock in violation of applicable insider trading Laws.
     4.5 Expenses. Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger including, without limitation, all legal, accounting, financial advisory, consulting, and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby (“Third Party Expenses”), shall be the obligation of the respective party incurring such fees and expenses. Company Third Party Expenses shall also include any cash bonuses paid or to be paid to employees or consultants of the Company and all of the employer portion of all Tax liabilities associated with such bonuses and other compensatory payments in connection with the transactions contemplated by this Agreement, if any, as set forth on Schedule 4.5. At least three (3) Business Days prior to the Closing Date, the Company shall provide to Parent a statement of estimated Company Third Party Expenses in a form reasonably satisfactory to Parent (the “Statement of Expenses”). The Statement of Expenses shall be accompanied by invoices from the Company’s legal, accounting, financial and other advisors providing services in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby reflecting such advisors’ final billable Company Third Party Expenses. The Company shall pay all Company Third Party Expenses prior to the Closing. The amount of any Company Third Party Expenses reflected on the Statement of Expenses in excess of $2,000,000 shall be deducted from the Upfront Consideration pursuant to Section 1.6(a)(cli). The amount of any Company Third Party Expenses that are not reflected on the Statement of Expenses and that, when combined with Company Third Party Expenses reflected on the Statement of Expenses, would exceed $2,000,000 (“Excess Third Party Expenses”), shall be subject to the indemnification provision of Section 6.2 hereof and shall not be limited by the Threshold Amount or the maximum amount of indemnification provided in Section 6.3(b).
     4.6 Public Disclosure. No party shall issue any statement or communication to any third party (other than their respective agents that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the consent of Parent and the Company, except that this restriction shall be subject to Parent’s obligation to comply with applicable securities Laws and the rules of The Nasdaq Stock Market or any other securities exchange on which shares of Parent common stock may be listed. For the avoidance of doubt, this Section 4.6 shall not require Parent to obtain any consent from a party hereto to make any statement or communication to any third party regarding the subject matter of this Agreement or the transactions contemplated hereby following the Closing.
     4.7 Consents. The Company shall use reasonable best efforts to obtain all necessary consents, waivers and approvals of any parties to any Material Contract (including with respect to the Lease Agreements) as are required thereunder in connection with the Merger or for any such Material Contracts to remain in full force and effect so as to preserve all rights of, and benefits to, the Surviving Corporation or a Company Subsidiary under such Contract from and after the Effective Time. Such consents, waivers and approvals shall be in a form reasonably acceptable to Parent.
     4.8 Financial Statements.
          (a) The Company acknowledges that Parent may include the Year-End Financials and the Interim Financials in a registration statement or other filing made by Parent with the SEC.
          (b) The Company, prior to the Effective Time, and the Shareholder Representative, from and after the Effective Time, shall, if requested by Parent, reasonably cooperate with Parent in causing the Company’s auditors to deliver any opinions, consents, comfort letters, or other materials necessary for Parent to file the Required Financials in a registration statement or other filing made by Parent with the SEC.
     4.9 Acquisition Bonus Program. As soon as reasonably practicable following the Closing, Parent shall adopt a cash bonus program (the “Acquisition Bonus Program”) providing for (i) retention payments to Employees who are Continuing Employees (the “Retention Payment Amount”) and (ii) severance payments to Employees who are not Continuing Employees (the “Severance Payment Amount”), all as set forth in Schedule 4.9, for which such payments shall aggregate to $1,500,000. For purposes of this Agreement, each Employee who remains an employee of Parent, the Surviving Corporation or a Company Subsidiary after six (6) months following the

Closing Date shall be referred to hereafter as a “Continuing Employee.” The Acquisition Bonus Program will be administered by a committee (the “Acquisition Bonus Program Committee”) consisting of Cliff Kushler, Michael McSherry, and Aaron Sheedy. No later than ninety (90) days following the Closing, the Acquisition Committee shall notify the participants in the Acquisition Bonus Program of their individual dollar allocation amounts. To the extent any individual dollar amounts set forth in Schedule 4.9 require adjustment, the Acquisition Bonus Program Committee shall have the sole discretion to adjust such Retention Payment Amounts and Severance Payment Amounts with the consent of Parent, which shall not be unreasonably withheld.
          (a) The portion of the Retention Payment Amount to be allocated to each Continuing Employee (the “Cash Retention Award”) shall provide that, contingent on the Continuing Employee’s continued employment with Parent, the percentages of such Continuing Employee’s Cash Retention Award shall vest and become payable according to the vesting schedule set forth in Schedule 4.9; provided, however, that in the event that (1) such Continuing Employee dies or becomes permanently disabled, then any then unvested Cash Retention Award shall accelerate in full and be immediately payable or (2) such Continuing Employee’s employment is terminated without Cause (as such term is defined in Schedule 4.9 for purposes of this Section 4.9), then, upon receipt by Parent of a general release of claims in a form satisfactory to Parent, any then unvested Cash Retention Award shall accelerate in full and be payable as severance pursuant to Parent’s severance policy, as an accelerated retention bonus or a combination thereof, as determined by Parent on the sixtieth (60th ) day following such termination of employment; provided, further, that in the event that such payment of unvested Cash Retention Amount is subject to (and not exempt from) Section 409A of the Code, termination of your employment shall mean a “separation from service” within the meaning of Section 409A of the Code and Section 1.409A-1(h) of the regulations thereunder and permanent disability shall mean a “Disability” within the meaning of Section 409A of the Code and Section 1.409A-3(i)(4) of the regulations thereunder.
          (b) The portion of the Severance Payment Amount to be allocated to each Employee who is not a Continuing Employee shall be conditioned on each such Employee executing a general release and waiver of claims in a form reasonably satisfactory to Parent.
          (c) The parties understand and intend that the Retention Payment Amount and Severance Payment Amount and the amounts paid to each Employee shall not be treated as additional Merger Consideration under this Agreement.
     4.10 Additional Documents and Further Assurances; Reasonable Efforts.
          (a) Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the Merger and the transactions contemplated hereby.
          (b) Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated hereby, to satisfy the conditions to the obligations to consummate the Merger, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.
     4.11 New Employment Arrangements. Parent or the Surviving Corporation will offer certain of the Employees “at will” employment by Parent and/or the Surviving Corporation, to be effective as of the Closing Date, upon proof of a legal right to work in the United States. Such “at will” employment will: (a) be set forth in offer letters on Parent’s standard form (each, an “Offer Letter”), (b) be subject to and in compliance with Parent’s applicable policies and procedures, including, but not limited to, employment background checks and the execution of an employee proprietary information agreement governing employment conduct and performance, (c) have terms, including the position and salary, which will be determined by Parent after consultation with the Company’s management; provided, however, that the offered annual base salary will be no less than such employee’s annual base salary that was in effect immediately prior to the Closing Date, (d) include, if applicable, a waiver by the Employee of any future equity-based compensation to which such Employee may otherwise have been eligible, (e) supersede any prior express or implied employment agreements, arrangements, representations, or offer letters in effect prior to the Closing Date, and (f) include agreements providing for non-competition with the business of the Company, Parent and the Surviving Corporation, non-solicitation of the customers and employees of the Company, Parent and the Surviving Corporation following the termination of such employee, arbitration and release of claims. Each employee of the Company or any Company Subsidiary who remains an employee of Parent, the Surviving Corporation or a Company Subsidiary after the Closing Date shall be eligible to receive benefits consistent with Parent’s applicable human resources policies and shall receive credit for purposes of eligibility and vesting for years of service with the Company or any of its Subsidiaries prior to the Closing Date in the applicable welfare benefits plans and pension plan (intended to qualify within the meaning of Section 401(a) of the Code).
     4.12 Termination of 401(k) Plan. The Company shall terminate any and all Company Employee Plans intended to include a Code Section 401(k) arrangement (a “Company 401(k) Plan”). The Company shall provide Parent with evidence that such Company 401(k) Plan(s) have been terminated (effective no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Company’s Board of Directors. The form and substance of such resolutions shall be subject to reasonable review and approval of Parent.
     4.13 Section 280G. The Company shall submit to the Shareholders of the Company for approval (in a manner reasonably satisfactory to Parent), by such number of Shareholders of the Company as is required by Section 280G(b)(5)(B) of the Code, any payments and/or benefits that may separately or in the aggregate, constitute “parachute payments” pursuant to Section 280G of the Code (“Section 280G Payments”) (which determination shall be made by the Company and shall be subject to review and approval by Parent, which approval shall not be unreasonably withheld), such that such payments and benefits shall not be deemed to be Section 280G Payments, and prior to the

Effective Time, the Company shall deliver to Parent evidence satisfactory to Parent that (A) a vote of the Shareholders of the Company was solicited in conformance with Section 280G and the regulations promulgated thereunder and the requisite Shareholder approval was obtained with respect to any payments and/or benefits that were subject to the Shareholder vote (the “280G Shareholder Approval”), or (B) that the 280G Shareholder Approval was not obtained and as a consequence, that such payments and/or benefits shall not be made or provided to the extent they would cause any amounts to constitute Section 280G Payments, pursuant to the waivers of those payments and/or benefits, which were executed by the affected individuals prior to the Shareholder vote.
     4.14 Reasonable Efforts; Regulatory Filings.
          Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated hereby, to satisfy the conditions to the obligations to consummate the Merger, subject to Section 4.7, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.
     4.15 Notification of Certain Matters. Each of the Company on the one hand, and Parent on the other hand, shall give prompt notice to the other of: (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time, and (b) any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 4.15 shall not (i) limit or otherwise affect any remedies available to the party receiving such notice or (ii) constitute an acknowledgment or admission of a breach of this Agreement. No disclosure by a party pursuant to this Section 4.15 shall be deemed to amend or supplement the Disclosure Letter or prevent or cure any misrepresentations, breach of warranty or breach of covenant.
     4.16 Indemnification of Company Directors and Officers.
          (a) For six (6) years after the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless the officers and directors of the Company as of immediately prior to the Effective Time (each a “Covered Person”) in respect of acts or omissions occurring prior to the Effective Time to the fullest extent permitted under the Charter Documents of the Company and indemnification agreements with the Company in effect as of the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable Law.

          (b) This Section 4.16 shall survive the consummation of the Merger, is intended to benefit each Covered Person, shall be binding on all successors and assigns of the Surviving Corporation and Parent, and shall be enforceable by the Covered Persons. If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any one Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 4.16.
          (c) Prior to the Closing, the Company shall put in place a “tail” insurance policy (“Tail Insurance”) with a claims period of at least six (6) years from the Effective Time from an insurance carrier with the same or better credit rating as the Company current insurance carrier covering all officers and directors of the Company who are covered by the Company’s current directors’ and officers’ liability insurance policies in an amount and scope reasonably satisfactory to Parent prior to the Closing. The Surviving Corporation shall maintain such Tail Insurance and shall not modify, change or alter such Tail Insurance policy in any manner that would impair the coverage provided to the Company Indemnified Parties thereunder (including the current and former officers and directors of the Company).
ARTICLE V
CONDITIONS TO THE MERGER
     5.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of the Company and Parent to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:
          (a) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.
          (b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be threatened or pending.
          (c) Shareholder Approval. Shareholders constituting the Sufficient Shareholder Vote shall have approved this Agreement, the Merger and the transactions contemplated hereby, including the appointment of the Shareholder Representative.
          (d) Mandatory Conversion. The Mandatory Conversion shall have occurred.

     5.2 Conditions to the Obligations of Parent and Sub. The obligations of Parent and Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Parent and Sub:
          (a) Representations, Warranties and Covenants. (i) The representations and warranties of the Company in this Agreement (disregarding, for this purpose, all exceptions in those representations and warranties relating to materiality, Company Material Adverse Effect or any similar standard or qualification) shall be true and correct in all material respects on and as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except to the extent expressly made as of a specified date, in which case as of such date), and (ii) the Company shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by it as of the Closing.
          (b) Governmental Approval. Approvals from any court, administrative agency, commission, or other federal, state, county, local or other foreign governmental authority, instrumentality, agency, or commission (if any) necessary to consummate the Agreement and the transaction contemplated thereby shall have been timely obtained.
          (c) Company Board Approval. This Agreement, the Merger and the transactions contemplated hereby shall have been unanimously approved by the Board of Directors of the Company, which unanimous approval shall not have been modified or revoked.
          (d) Payoff Letters; Release of Liens. Parent shall have received from the Company payoff letters in a form and substance reasonably satisfactory to Parent with respect to any and all Company Debt. Parent shall have received from the Company a duly and validly executed copy of all agreements, instruments, certificates and other documents, in form and substance reasonably satisfactory to Parent, that are necessary or appropriate to evidence the release of all Liens set forth in Schedule 5.2(d) to this Agreement.
          (e) No Material Adverse Effect. There shall not have occurred any event or condition of any character that has had, or is reasonably likely to have, a Company Material Adverse Effect.
          (f) Employment Agreements. Parent shall have received Employment Agreements, substantially in the form attached hereto as Exhibit B, Exhibit C and Exhibit D, from each of Cliff Kushler, Michael McSherry, and Aaron Sheedy, respectively.
          (g) Non-Competition and Non-Solicitation Agreements. Parent shall have received Non-Competition and Non-Solicitation Agreements, substantially in the form attached hereto as Exhibit E, from each of Cliff Kushler, Michael McSherry, and Aaron Sheedy, respectively.

          (h) Legal Opinion. Parent shall have received a legal opinion from legal counsel to the Company, substantially in the form attached hereto as Exhibit I.
          (i) Dissenters’ Rights. The holders of no greater than five percent (5%) of the outstanding Company Capital Stock shall continue to have a right to exercise dissenters’ or similar rights under applicable Law with respect to such equity securities of the Company by virtue of the Merger.
          (j) Certificate of the Company. The Company shall deliver to Parent a true and correct certificate, validly executed by the Chief Executive Officer of the Company for and on the Company’s behalf, which represents that the conditions to the obligations of Parent and Sub set forth in this Section 5.2 have been satisfied in full (unless otherwise waived in accordance with the terms hereof).
          (k) Certificate of Secretary of Company. Parent shall have received a certificate, validly executed by the Secretary of the Company, certifying (i) as to the terms and effectiveness of the Charter Documents, (ii) as to the valid adoption of resolutions of the Board of Directors of the Company (whereby the Merger and the transactions contemplated hereunder were unanimously approved by the Board of Directors) and (iii) that the Shareholders constituting the Sufficient Shareholder Vote have approved this Agreement and the consummation of the transactions contemplated hereby.
          (l) Certificates of Existence. Parent shall have received (i) a long form certificate of existence/authorization from the Secretary of State of the State of Washington, and (ii) a good standing certificate from each jurisdiction in which the Company or a Company Subsidiary is qualified to do business, each of which to be dated within a reasonable period prior to Closing with respect to the Company and each Company Subsidiary.
          (m) FIRPTA Certificate. Parent shall have received a copy of a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3), validly executed by a duly authorized officer of the Company.
          (n) Termination of 401(k) Plans. Parent shall have received from the Company evidence reasonably satisfactory to Parent that all 401(k) Plans have been terminated pursuant to resolution of the Board of Directors of the Company or the ERISA Affiliate, as the case may be, (the form and substance of which shall have been subject to review and approval of Parent), effective as of no later than the day immediately preceding the Closing Date.
          (o) Section 280G Payments. With respect to any payments or benefits that Parent determines may constitute a Section 280G Payment, the Shareholders of the Company shall have approved, pursuant to the method provided for in the regulations promulgated under Section 280G of the Code, any such Section 280G Payments or shall have disapproved such payments and/or benefits, and, as a consequence, no Section 280G Payments shall be paid or provided for in any manner and Parent and its subsidiaries shall not have any liabilities with respect to any Section 280G Payments.
          (p) Financial Statements. Parent shall have received the Required Financials.
          (q) Employees. The persons listed on Schedule 5.2(q) to this Agreement (i) shall have signed an Offer Letter accepting “at-will” employment (or an independent contractor relationship, as applicable) with Parent or the Surviving Corporation (the “Key Employees”) on or prior to the date hereof and such agreements shall be in full force and effect as of the Effective Time, (ii) shall have signed an Employee Proprietary Information, Inventions and Non-Competition Agreement, (iii) shall still be employees of the Company and performing their usual and customary duties for the Company immediately before the Effective Time, and (iv) shall not have notified (whether formally or informally) Parent or the Company of such employee’s intention of leaving the employ of Parent or the Company following the Effective Time. Each of Cliff Kushler, Michael McSherry, and Aaron Sheedy (i) shall still be employees of the Company and performing their usual and customary duties for the Company immediately before the Effective Time, and (ii) shall not have notified (whether formally or informally) Parent or the Company of such employee’s intention of leaving the employ of Parent or the Company following the Effective Time.
          (r) Litigation. There shall be no action, suit, claim, order, injunction or proceeding of any nature pending, or overtly threatened, against Parent, the Sub or the Company, their respective properties or any of their respective officers or directors arising out of, or in any way connected with, the Merger or the other transactions contemplated by the terms of this Agreement.
     5.3 Conditions to Obligations of the Company. The obligations of the Company and each of the Shareholders to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:
          (a) Representations, Warranties and Covenants. (i) The representations and warranties of Parent and Sub in this Agreement (disregarding for this purpose all exceptions in those representations and warranties relating to materiality or Parent Material Adverse Effect or any similar standard or qualification) shall be true and correct in all material respects on and as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except to the extent expressly made as of a specified date, in which case as of such date), and (ii) each of Parent and Sub shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Closing.
          (b) Certificate of Parent. Company shall have received a certificate, validly executed on behalf of Parent by a Vice President for and on its behalf to the effect that, as of the Closing, the conditions set forth in Section 5.3 hereof have been satisfied.
          (c) Legal Opinion. The Company shall have received a legal opinion from legal counsel to Parent, substantially in the form attached hereto as Exhibit J.

ARTICLE VI
SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS
     6.1 Survival of Representations, Warranties and Covenants. The representations and warranties of the Company contained in this Agreement or in any certificate or other instruments delivered pursuant to this Agreement shall survive until 11:59 p.m. (Eastern Time) on the fifteen (15) month anniversary of the Closing Date (the “Survival Date”), provided, however, that the representations and warranties of the Company contained in Section 2.1, Section 2.2 and Section 2.4 hereof shall survive indefinitely, and provided further, however, that if, at any time prior to 11:59 p.m. (Eastern Time) on the Survival Date, an Officer’s Certificate is delivered alleging Losses and a claim for recovery meeting the requirements of and otherwise in accordance with Section 6.4(b), then the claim asserted in such notice shall survive the Survival Date until such claim is fully and finally resolved. The representations and warranties of Parent and Sub contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall terminate at the Closing. All covenants and agreements contained in this Agreement or in any certificate or other writing delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the Closing and shall continue to remain in full force and effect in perpetuity after the Closing Date, unless they terminate earlier in accordance with their express terms.
     6.2 Indemnification. The Shareholders and Optionholders agree to indemnify and hold Parent and its employees, officers, directors, and affiliates, including the Surviving Corporation (the “Indemnified Parties”), harmless against all claims, losses, liabilities, damages, Taxes, deficiencies, costs and expenses, including reasonable accounting and auditors’ fees, reasonable attorneys’ fees and reasonable expenses of investigation and defense, interest, fines, penalties and diminution in value (hereinafter individually a “Loss” and collectively “Losses”) incurred or sustained by the Indemnified Parties, or any of them (including the Surviving Corporation), directly or indirectly, as a result of, or with respect to or in connection with (a) any breach or inaccuracy of any representation or warranty of the Company contained in this Agreement or in any certificate or other instruments delivered by or on behalf of the Company pursuant to this Agreement or, in the case of a Third Party Claim any allegation that, if true, would constitute such a breach or inaccuracy, (b) any failure by the Company to perform, fulfill or comply with any covenant or obligation applicable to it contained in this Agreement or in any certificate or other instruments delivered pursuant to this Agreement, (c) any Excess Third Party Expenses, (d) any Dissenting Share Payments, (e) any and all Company Debt, to the extent such Company Debt exceeds the amount of Company Debt deducted from the Upfront Consideration pursuant to Section 1.6(a)(cli) (“Excess Company Debt”) and (f) any inaccuracies in the Payment Schedule without regard to supplemental information provided therein and not required by Section 1.8. Notwithstanding the foregoing, the Shareholders and Optionholders shall not be required to indemnify or hold the Indemnified Parties harmless against any Losses incurred by a settlement of any allegation in a Third Party Claim that, if true, would constitute a breach or inaccuracy of any representation or warranty of the Company contained in this Agreement or in any certificate or other instruments delivered by or on behalf of the Company pursuant to this Agreement without the prior written consent (not to be unreasonably withheld) of (i) the Shareholder Representative prior to the Contingent Consideration Payment Date or (ii) a Majority In Interest after the Contingent Consideration Payment Date; provided, however, that the foregoing limitation shall not apply to any actual breach or inaccuracy of any representation or warranty of the Company contained in this Agreement or in any certificate or other instruments delivered by or on behalf of the Company pursuant to this Agreement that gives rise to a Third Party Claim. The Shareholders and Optionholders shall not have any right of contribution from the Surviving Corporation or Parent with respect to any Loss claimed by an Indemnified Party.
     6.3 Contingent Consideration; Escrow; Setoff.
          (a) Contingent Consideration. Subject to the following requirements and limitations, on the Contingent Consideration Payment Date, Parent shall release the Contingent Consideration (other than amounts that are reasonably necessary to satisfy any unsatisfied indemnification claims made pursuant to Section 6.2, which claims are specified in an Officer’s Certificate delivered to the Shareholder Representative meeting the requirements of and otherwise in accordance with Section 6.4(b) on or prior to the Survival Date in the case of representations or warranties that terminate on the Survival Date and the Contingent Consideration Payment Date in the case of all other claims) (i) to the Paying Agent for payment to each Shareholder based on their respective Pro Rata Portion of the Contingent Consideration and (ii) to the Surviving Corporation for payment to each Optionholder of the Contingent Option Merger Consideration. As soon as practicable following the settlement of any such unsatisfied claims and no later than five (5) Business Days after such settlement, in connection with which any portion of the Contingent Consideration was not released to the Paying Agent for payment to the Shareholders or to the Surviving Corporation for payment to the Optionholders on the Contingent Consideration Payment Date, Parent shall release such portion of the Contingent Consideration to the Paying Agent for payment to the Shareholders based on their respective Pro Rata Portion of the Merger Consideration and to the Surviving Corporation for payment to each Optionholder the Contingent Option Merger Consideration.
          (b) Escrow. At any time after the date hereof and prior to the Contingent Consideration Payment Date, Parent may deposit in an escrow account with the Paying Agent shares of Parent common stock with a fair market value, as of the date of deposit with the Paying Agent, equal to the amount of the Contingent Consideration as of the date of deposit, and, by instructing the Paying Agent to sell such shares of Parent common stock in a lawful manner and on Parent’s behalf, may thereby produce the cash necessary to pay the Contingent Consideration pursuant to this Section 6.3(a); provided, however that (i) as of the Contingent Consideration Payment Date such escrow account shall contain an amount in cash equal to the Contingent Consideration, less any amounts forfeited pursuant to Section 6.3(d) or used to satisfy indemnification payments made pursuant to this Article VI (ii) Parent shall deposit on or before the Contingent Consideration Payment Date additional cash into the escrow account as may be necessary to ensure that the escrow account contains the amount of cash contemplated by subclause (i) above, (iii) all payments to the Shareholders of the Contingent Consideration shall be made in cash and not in shares of Parent common stock, (iv) the Shareholders shall not be deemed to be beneficial owners or selling shareholders of the shares of Parent common stock deposited into the escrow account as contemplated by this Section 6.3(b), and (v) any amount in the escrow account in excess of the Contingent Consideration payable to the Shareholders and Optionholders shall be released to Parent as provided in the Escrow Agreement. In the event that Parent uses an escrow account for the

Contingent Consideration in accordance with the previous sentence, all payments from such escrow account will be governed by the terms of the Escrow Agreement, substantially in the form attached hereto as Exhibit K; provided, however, that in the event of any conflict between the terms and provisions of this Agreement, on the one hand, and the terms and conditions of the Escrow Agreement, on the other hand, with respect to the rights and duties of Parent and the Company with respect to payments of the Contingent Consideration and claims for indemnification, the terms and provisions of this Agreement shall govern.
          (c) Setoff Against Contingent Consideration. If, at any time on or before the Contingent Consideration Payment Date, Parent delivers to the Shareholder Representative an Officer’s Certificate, meeting the requirements of and otherwise in accordance with Section 6.4(b), subject to the provisions of Section 6.4 and Section 6.6, the Contingent Consideration shall be reduced by an amount equal to any Losses, up to a maximum aggregate amount equal to $10,000,000. Where the basis for a claim upon the Contingent Consideration by an Indemnified Party is that such Indemnified Party reasonably anticipates that it will incur or pay a Loss (a “Contingent Loss”), no reduction will be made to the Contingent Consideration for such Contingent Loss unless and until such Contingent Loss is actually incurred or paid and a further Officer’s Certificate with respect thereto is delivered to the Shareholder Representative; provided, however, that the amount of such Contingent Loss shall not be released from the Contingent Consideration for payment to the Shareholders and Optionholders unless and until such Contingent Loss is incurred or paid or it is conclusively determined that no actual Loss is reasonably anticipated to be incurred or paid with regard thereto.
          (d) Contingent Consideration Forfeiture. Notwithstanding any provision of this Agreement to the contrary:
               (i) In the event that any one Executive’s employment with either Parent or the Surviving Company, as the case may be, is terminated, other than termination for a Permitted Exception, prior to 11:59 p.m. (Eastern Time) on the twelve (12) month anniversary of the Closing Date, then the Contingent Consideration shall be reduced by the lesser of (A) $12,500,000 and (B) the remaining balance of the Contingent Consideration.
               (ii) In the event that two or more Executives’ employment with either Parent or the Surviving Company, as the case may be, is terminated, other than termination for a Permitted Exception, prior to 11:59 p.m. (Eastern Time) on the twelve (12) month anniversary of the Closing Date, then the Contingent Consideration shall be reduced by the lesser of (A) $25,000,000 and (B) the remaining balance of the Contingent Consideration.
               (iii) In the event that any one Executive’s employment with either Parent or the Surviving Company, as the case may be, is terminated, other than termination for a Permitted Exception, after 11:59 p.m. (Eastern Time) on the twelve (12) month anniversary of the Closing Date but prior to 11:59 p.m. (Eastern Time) on the eighteen (18) month anniversary of the Closing Date, then the Contingent Consideration shall be reduced by the lesser of (A) $8,330,000 multiplied by each Executive the employment of whom is so terminated and (B) the remaining balance of the Contingent Consideration.

     Any amount of the Contingent Consideration that is reduced pursuant to this Section 6.3(d) shall be forfeited as if such payments were never owed by Parent pursuant to this Agreement and the Shareholders and Optionholders shall have no further rights in or claims to such amounts. For the avoidance of doubt, any reduction of the Contingent Consideration pursuant to this Section 6.3(d) shall not be limited by any amounts by which the Contingent Consideration has been reduced to satisfy indemnification payments made pursuant to this Article VI.
     6.4 Indemnification Claims.
          (a) Threshold Amount. Notwithstanding any provision of this Agreement to the contrary, except as set forth in the second sentence of this Section 6.4(a), an Indemnified Party may not recover any Losses under Section 6.2(a) unless and until the aggregate Losses for which such Indemnified Parties would otherwise be entitled to receive indemnification hereunder exceed 1% of the Upfront Consideration (the “Threshold Amount”), in which case the Indemnified Parties shall be entitled to recover all Losses so identified without regard to the Threshold Amount from the first dollar of such Losses. Notwithstanding the foregoing, an Indemnified Party shall be entitled to recover for, and the Threshold Amount shall not apply as a threshold to, any and all claims or payments made with respect to (A) all Losses incurred pursuant to clauses (b), (c), (d), (e) and (f) of Section 6.2 hereof, and (B) Losses resulting from any breach of a representation or warranty contained in Section 2.1, Section 2.2 or Section 2.4 hereof.
          (b) Claims for Indemnification. In order to seek indemnification under Section 6.2(a), Parent shall deliver an Officer’s Certificate to the Shareholder Representative at any time on or before 11:59 p.m. (Eastern Time) on the Survival Date; provided, however, that Parent may seek indemnification (i) for a breach of a representation or warranty of the Company contained in Section 2.1, Section 2.2 and Section 2.4 hereof or (ii) for or with respect to the matters set forth in clauses (b), (c), (d), (e) or (f) of Section 6.2 at any time prior to 11:59 p.m. (Eastern Time) on the Contingent Consideration Payment Date by delivering an Officer’s Certificate to the Shareholder Representative; provided, further, however, that Parent may seek indemnification (i) for a breach of a representation or warranty of the Company contained in Section 2.1, Section 2.2 and Section 2.4 hereof, or (ii) for or with respect to the matters set forth in clauses (c), (d), (e) or (f) of Section 6.2 at any time after the Contingent Consideration Payment Date by delivering notice of its claim for indemnification to each Shareholder and Optionholder. Unless the Shareholder Representative or a Majority In Interest, as applicable, shall have delivered an Objection Notice pursuant to Section 6.4(c) hereof, the Shareholders shall promptly, and in no event later than the first Business Day after the applicable deadline for submitting an Objection Notice pursuant to Section 6.4(c)(i) or (ii), as applicable, by the Shareholder Representative or the Shareholders and Optionholders, as applicable, deliver to the Indemnified Party an amount equal to the Loss set forth in such Officer’s Certificate (or Parent shall set off such Loss in accordance with Section 6.3, if applicable). Any payment to Indemnified Parties with respect to a claim for indemnification made prior to the Contingent Consideration Payment Date shall be made by reducing the Contingent Consideration (to the extent available) in an amount equal to such Loss pursuant to Section 6.3(b). From and after the Contingent Consideration Payment Date, and with respect to any indemnification claim that exceeds the remaining Contingent Consideration, any claim for indemnification may only be made by Parent seeking recovery directly from the Shareholders and Optionholders based on each Shareholder and

Optionholder’s Pro Rata Portion of the Merger Consideration. For the purposes hereof, “Officer’s Certificate” shall mean a certificate signed by any officer of Parent: (1) stating that an Indemnified Party has paid, sustained, incurred, or properly accrued, or reasonably anticipates that it will have to pay, sustain, incur, or accrue Losses, and (2) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid, sustained, incurred, or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related.
          (c) Objections to Claims for Indemnification.
               (i) No payment shall be made under Section 6.4(b) with respect to a claim for indemnification made prior to 11:59 p.m. (Eastern Time) on the Contingent Consideration Payment Date if the Shareholder Representative shall object to the claim made in the Officer’s Certificate in a written statement labeled “Objection Notice” (an “Objection Notice”), and such Objection Notice shall have been delivered to Parent prior to 11:59 p.m. (Eastern Time) on the thirtieth (30th) day after its receipt of the Officer’s Certificate. If the Shareholder Representative does not object in writing within such 30-day period, such failure to so object shall be an irrevocable acknowledgment by the Shareholder Representative that the Indemnified Party is entitled to the full amount of the claim for Losses set forth in such Officer’s Certificate, and payment in respect of such Losses shall thereafter be made in accordance with Section 6.3(c) and Section 6.4(b).
               (ii) No payment shall be made under Section 6.4(b) with respect to a claim for indemnification made after 11:59 p.m. (Eastern Time) on the Contingent Consideration Payment Date if a Majority In Interest shall object to the claim made in the Officer’s Certificate in an Objection Notice and such Objection Notice shall have been delivered to Parent prior to 11:59 p.m. (Eastern Time) on the sixtieth (60th) day after its receipt of the Officer’s Certificate. If a Majority In Interest does not object in writing within such 60-day period, such failure to so object shall be an irrevocable acknowledgment by the Shareholders and Optionholders that the Indemnified Party is entitled to the full amount of the claim for Losses set forth in such Officer’s Certificate, and payment in respect of such Losses shall thereafter be made in accordance with Section 6.3(c) and Section 6.4(b).
          (d) Resolution of Conflicts.
               (i) In case the Shareholder Representative delivers an Objection Notice in accordance with Section 6.4(c), the Shareholder Representative and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims.
               (ii) At any time following delivery of an Objection Notice by the Shareholder Representative to Parent or in the event of any dispute arising pursuant to Article VI hereof, either Parent, on the one hand, or the Shareholder Representative, on the other hand, may pursue any and all legal or equitable remedies available to them under applicable Law.
          (e) Third-Party Claims. In the event Parent becomes aware of a third party claim (a “Third Party Claim”) which Parent reasonably believes may result in a demand for indemnification pursuant to this Article VI, Parent shall notify the Shareholder Representative in writing of such claim.
               (i) If the Third Party Claim is brought by a Shareholder, Optionholder or an employee of the Company and exclusively arises out of facts or circumstances occurring prior to the Effective Time (a “Shareholder Controlled Claim”) and such claim may result in a claim against the Contingent Consideration or the Shareholders or Optionholders, the Shareholder Representative, shall be entitled to participate in, or at its election, to determine or conduct, the defense of such Third Party Claim; provided, however, that (i) the participation, determination or conduct of the defense of such claim by the Shareholder Representative shall be at the sole cost and expense of the Shareholders and Optionholders; (ii) the assumption of the defense of such claim shall conclusively establish that such claim is within the scope of and subject to indemnification by the Shareholders and Optionholders; and (iii) no compromise or settlement of such claim may be effected by the Shareholder Representative without the prior written consent of the Indemnified Party and Parent unless (A) there is no finding or admission of any violation of law or any violation of the rights of any Person and no effect on any claims that may be made against the Indemnified Party or Parent, (B) the sole relief provided is monetary damages that are paid in full by the Shareholders and Optionholders (or may be set off in full against the Contingent Consideration in accordance with Section 6.3), and (C) neither the Indemnified Party nor Parent will have any liability with respect to any compromise or settlement of such claim without its consent.
               (ii) If the Third Party Claim is not a Shareholder Controlled Claim and may result in a claim against the Contingent Consideration or the Shareholders or Optionholders, the Shareholder Representative on behalf of the Shareholders, shall be entitled, at its expense, to participate in, but not to determine or conduct, the defense of such Third Party Claim; provided, however, that the Shareholder Representative and the Shareholders and Optionholders agree and consent, as a condition of such entitlement of participation, that Parent’s legal counsel in the Third Party Claim shall not be precluded from representing Parent as against the Shareholder Representative or the Shareholders and Optionholders in the event that the Shareholder Representative or the Shareholders and Optionholders dispute the fact or amount of the Parent’s claim of a Loss related to such matter. Parent shall have the right in its sole discretion to conduct the defense of, and, subject to the last sentence of Section 6.2, to settle, any such claim. In the event that the Shareholder Representative has consented to any such settlement, the Shareholders and Optionholders shall have no power or authority to object to the amount of any Third Party Claim by Parent.
          (f) Indemnity Payment Net of Insurance Proceeds. The amount of any Losses subject to indemnification under this Article VI shall be calculated net of any insurance proceeds received by the Indemnified Parties on account of such Losses. If the amount of any Losses, at any time subsequent to the making of an indemnity payment in respect thereof, is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by, from or against any other entity, the amount of such reduction, less any costs, expenses or premiums incurred in connection therewith, shall promptly be repaid by the Indemnified Parties to the Shareholders and Optionholders. Notwithstanding anything to the contrary, nothing in this Agreement shall require Indemnified Parties to seek full or partial recovery under any insurance policies.
     6.5 Shareholder Representative.
          (a) (x) By virtue of the approval of the Merger and this Agreement by the requisite vote of the Shareholders, each of the Shareholders shall be deemed to have agreed to appoint Adrian Smith as its agent and attorney-in-fact, and (y) by virtue of the return of the Option Waiver and receipt of consideration in connection with their Company In the Money Options, each Optionholder shall be deemed to have agreed to appoint Adrian Smith as its agent and attorney-in-fact, in each case as the Shareholder Representative for and on behalf of the Shareholders and Optionholders to take all actions under this Agreement that are to be taken by the Shareholder Representative, including to amend this Agreement, to waive any provision of this Agreement, to negotiate payments due pursuant to this Article VI, to give and receive notices and communications, to authorize payment to any Indemnified Party, including reductions in the Contingent Consideration pursuant to Section 6.3, in satisfaction of claims by any Indemnified Party, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to such claims, to assert, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to, any other claim by any Indemnified Party against any Shareholder or Optionholder or by any such Shareholder or Optionholder against any Indemnified Party or any dispute between any Indemnified Party and any such Shareholder or Optionholder, in each case relating to this Agreement or the transactions contemplated hereby, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Shareholder Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. Such agency may be changed by the Shareholders and Optionholders from time to time upon not less than thirty (30) days prior written notice to Parent; provided, however, that the Shareholder Representative may not be removed unless Shareholders and Optionholders holding an amount equal to at least two-thirds in interest of the Contingent Consideration agree to such removal and to the identity of the substituted agent. A vacancy in the position of Shareholder Representative may be filled by the Shareholders and Optionholders holding an amount equal to at least two-thirds in interest of the Contingent Consideration. In the event a vacancy in the position of Shareholder Representative exists for fifteen (15) or more days, Parent shall have the right to petition a court of competent jurisdiction to appoint a replacement Shareholder Representative. No bond shall be required of the Shareholder Representative, and the Shareholder Representative shall not receive any compensation for his services; provided, however, that the Shareholder Representative shall be entitled to reimbursement of his expenses from the Shareholder Representative Fund. Notices or communications to or from the Shareholder Representative shall constitute notice to or from the Shareholders and Optionholders.
          (b) The Shareholder Representative represents and warrants to Parent, the Shareholders and the Optionholders that he has the irrevocable right, power and authority (i) to enter into and perform this Agreement and to bind each of the Shareholders and Optionholders to its terms, (ii) to give and receive directions and notices hereunder and (iii) to make all determinations that may be required or that he deems appropriate under this Agreement.

          (c) Until notified in writing by the Shareholder Representative that he has resigned, or that he has been removed by Shareholders holding an amount equal to at least two-thirds in interest of the Contingent Consideration, Parent may rely conclusively and act upon the directions, instructions and notices of the Shareholder Representative named above and, thereafter, upon the directions, instructions and notices of any successor named in a writing executed by Shareholders and Optionholders holding an amount equal to at least two-thirds in interest of the Contingent Consideration. If for any reason there is no Shareholder Representative at any time, all references herein to the Shareholder Representative shall be deemed to refer to the Shareholders and Optionholders until a Shareholder Representative is appointed pursuant to Section 6.5(a).
          (d) The Company, the Shareholders and the Optionholders each hereby authorize the Shareholder Representative to:
               (i) Receive all notices or documents given or to be given to the Shareholders and Optionholders pursuant hereto or in connection herewith or therewith and to receive and accept services of legal process in connection with any suit or proceeding arising under this Agreement;
               (ii) Engage counsel, and such accountants and other advisors and incur such other expenses in connection with this Agreement and the transactions contemplated hereby or thereby as the Shareholder Representative may in his sole discretion deem appropriate; and
               (iii) Take such action as the Shareholder Representative may in his sole discretion deem appropriate in respect of: (A) waiving any inaccuracies in the representations or warranties of Parent or Sub contained in this Agreement or in any document delivered by Parent or Sub pursuant hereto; (B) taking such other action as the Shareholder Representative is authorized to take under this Agreement; (C) receiving all documents or certificates and making all determinations, in his capacity as Shareholder Representative, required under this Agreement; and (D) all such actions as may be necessary to carry out any of the transactions contemplated by this Agreement, including, without limitation, the defense and/or settlement of any claims for which indemnification is sought pursuant to this Article VI and any waiver of any obligation of Parent or the Surviving Corporation.
               (iv) Administer the Shareholder Representative Fund and pay any and all third-party expenses of the Shareholder Representative incurred in furtherance of his duties hereunder.
          (e) The Shareholder Representative shall not be liable for any act done or omitted hereunder as Shareholder Representative while acting in good faith and in the exercise of reasonable judgment. The Shareholders and Optionholders shall indemnify the Shareholder Representative and hold the Shareholder Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Shareholder Representative and arising out of or in connection with the acceptance or administration of the Shareholder Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Shareholder Representative. A decision, act, consent or instruction of the Shareholder

Representative, including but not limited to an amendment, extension or waiver of this Agreement, shall constitute a decision of the Shareholders and Optionholders and shall be final, binding and conclusive upon the Shareholders and Optionholders; and Parent may rely upon any such decision, act, consent or instruction of the Shareholder Representative as being the decision, act, consent or instruction of the Shareholders and Optionholders. Parent is hereby relieved from any liability to any person for any decision, act, consent or instruction of the Shareholder Representative.
          (f) On the Closing Date, Parent shall deposit with a third party bank to be appointed by the Shareholder Representative, the Shareholder Representative Fund, to provide for the reimbursement of expenses incurred by the Shareholder Representative in connection with the performance of his duties under this Agreement. The deposit of the Shareholder Representative Fund by Parent to such bank shall completely discharge Parent’s obligations with respect to such amount, and in no event shall Parent have any responsibility or liability whatsoever for the manner in which the Shareholder Representative administers the Shareholder Representative Fund, or for causing or ensuring that all or any portion of the Shareholder Representative Fund is ultimately paid or distributed to the Shareholders and Optionholders.
          (g) Upon the later of the Contingent Consideration Payment Date or the final resolution of any Objection Notice submitted with respect to a claim made in an Officer’s Certificate prior to the Contingent Consideration Payment Date, the Shareholder Representative shall distribute any funds remaining in the Shareholder Representative Fund to the Shareholders and Optionholders on a pro rata basis (based on the amount the Merger Consideration to which each Shareholder and Optionholder is otherwise entitled pursuant to Section 1.6). Any amounts due to Optionholders who are employees of the Surviving Corporation on the Contingent Consideration Payment Date shall be paid by the Shareholder Representative to the Surviving Corporation for payment to the Optionholders. Upon completion of the distribution of the Shareholder Representative Fund, the Shareholder Representative’s duties and authority hereunder shall cease.
     6.6 Maximum Payments; Remedy.
          (a) Except as set forth in Section 6.6(c) and Section 6.6(d) hereof, the maximum amount the Indemnified Parties may recover from the Shareholders and Optionholders, whether via a set-off against and reduction of the Contingent Consideration or otherwise for Losses, shall be limited to $10,000,000 in the aggregate.
          (b) Except as set forth in Section 6.6(c) hereof, the maximum amount the Indemnified Parties may recover from a Shareholder or Optionholder individually pursuant to the indemnity set forth in Section 6.2 hereof for Losses shall be limited to the each Shareholder or Optionholder’s Pro Rata Portion of the Merger Consideration.
          (c) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall limit the liability of any party in respect of Losses arising out of any fraud, breaches of covenants or obligations or any willful breaches of representations and warranties on the part of such party (it is agreed and understood that the Survival Date and the Threshold Amount shall not apply in respect of any such Losses).

          (d) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement (other than Section 6.6(b)) shall limit the liability of the Shareholders or Optionholders in respect of Losses arising out of breaches of the representations and warranties contained in Section 2.1, Section 2.2 or Section 2.4 hereof or Losses incurred pursuant to clauses (b), (c), (d), (e) and (f) of Section 6.2 hereof.
          (e) The maximum amount the Indemnified Parties may recover from the Shareholders and Optionholders for Losses incurred in connection with any allegation in a Third Party Claim that, if true, would constitute a breach or inaccuracy of any representation or warranty of the Company contained in this Agreement or in any certificate or other instruments delivered by or on behalf of the Company pursuant to this Agreement shall be limited to $4,000,000; provided, however, that the foregoing limitation shall not apply to any Loss incurred in a Third Party Claim that constitutes an actual breach or inaccuracy of any representation or warranty of the Company contained in this Agreement or in any certificate or other instruments delivered by or on behalf of the Company pursuant to this Agreement.
     6.7 Purchase Price Adjustments. Amounts paid to or on behalf of any person as indemnification under this Agreement shall be treated as adjustments to the Merger Consideration.
     6.8 Exclusive Remedy. Parent acknowledges and agrees that its sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, willful breach or intentional misrepresentation on the part of the Company in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation of the Company or otherwise arising out of or relating to this Agreement and the transactions contemplated hereby, shall be pursuant to the indemnification provisions set forth in this Article VI. Nothing in this Section 6.4(g) shall limit Parent’s right to seek and obtain any equitable relief to which any party shall be entitled or to seek any remedy on account of fraud, willful breach or intentional misrepresentation on the part of the Company in connection with the transactions contemplated by this Agreement.
ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER
     7.1 Termination. This Agreement shall terminate automatically and without any action by any party hereto if the Company does not deliver evidence of the Sufficient Shareholder Vote by 11:59 p.m. (Pacific Time) on the date hereof.
     7.2 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought. For purposes of this Section 7.2, any amendment of this Agreement signed by the Shareholder Representative shall be binding upon and effective against the Shareholders and Optionholders whether or not they have signed such amendment.

     7.3 Extension; Waiver. Parent, on the one hand, and the Company and the Shareholder Representative, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. For purposes of this Section 7.3, the Shareholders and Optionholders agree that any extension or waiver signed by the Shareholder Representative shall be binding upon and effective against all Shareholders and Optionholders whether or not they have signed such extension or waiver.
     7.4 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, the Company or the Shareholders, or their respective officers, directors or shareholders, if applicable; provided, however, that each party hereto shall remain liable for any breaches of this Agreement prior to its termination; and provided further, however, that, the provisions of Sections 4.4 and 4.6, the first sentence of Section 4.5 hereof, Article VIII hereof and this Section 7.4 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article VII.
ARTICLE VIII
GENERAL PROVISIONS
     8.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or overnight or same-day courier service of national reputation (including U.S. Postal Service overnight delivery), or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided, however, that notices sent by mail will not be deemed given until received:
(a)	if to Parent or Sub, to:

Nuance Communications, Inc. 1 Wayside Road Burlington, MA 01803 Attention: General Counsel Facsimile No.: 781-565-5001

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, Professional Corporation 1700 K Street N.W., Fifth Floor Washington, D.C. 20006

Attention: Robert Sanchez, Esq. Facsimile No.: (202) 973-8899

(b)	if to the Company or the Shareholder Representative, to:

Adrian Smith 11400 S.E. 6th Street, Suite 100 Bellevue, Washington 98005 Facsimile: 425-709-0798

with a copy (which shall not constitute notice) to:

Fenwick & West LLP 1191 Second Avenue, 10th Floor Seattle, Washington 98101 Attention: Alan C. Smith, Esq. Facsimile No.: (206) 389-4511
     8.2 Interpretation. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     8.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.
     8.4 Entire Agreement; Assignment. This Agreement, the Articles of Merger, the Exhibits hereto, the Disclosure Letter, the Confidential Disclosure Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, including that certain Nonsolicitation and Break-up Fee Agreement, dated as of June 14, 2011, by and between Parent and the Company, (b) are not intended to confer upon any other person any rights or remedies hereunder, and (c) shall not be assigned by operation of law or otherwise without the consent of the parties hereto, except that Parent may assign its rights and delegate its obligations hereunder in connection with a Parent change of control, or to its affiliates as long as Parent remains ultimately liable for all of Parent’s obligations hereunder in connection with any assignment to its affiliates.
     8.5 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
     8.6 Other Remedies; Specific Performance. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.
     8.7 Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within the State of Delaware in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the Laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.
     8.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefor, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. Nothing in the Disclosure Letter hereto shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Letter identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item thereof). The parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant. In addition, each of the parties acknowledges and agrees that any purchase price adjustment as a result of the application of any provision of this Agreement, the Articles of Merger or any of the other agreements contemplated hereby or thereby does not prejudice or limit in any respect whatsoever any party’s rights to indemnification under any other provision of this Agreement, the Articles of Merger or any other agreements contemplated hereby or thereby, except to the extent that such a recovery would result in a duplication of damages. All references to dollars or “$” shall refer to U.S. dollars unless otherwise indicated.
     8.9 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
     8.10 Third Party Beneficiaries. Except for the provisions of Article VI relating to the Indemnified Parties (for which the Indemnified Parties shall have the right to enforce such provisions directly), the provisions of Section 4.9 relating to the Acquisition Bonus Program (for which the Executives shall have the right to enforce such provisions directly), and the provisions of Section 4.16 (for which the Covered Persons shall have the right to enforce such provisions directly), this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person, any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.
     8.11 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.
     8.12 Consent to Representation by Fenwick & West LLP. In the event of any dispute following the Closing between Parent or any of its subsidiaries (including the Surviving Corporation), on the one hand, and the Shareholder Representative and/or any Shareholders, on the other hand, Parent and Sub hereby consent to the representation by Fenwick & West LLP of the Shareholder Representative and/or any Shareholders, notwithstanding the prior representation of the Company by Fenwick & West LLP, and Parent and Sub hereby waive any right to object thereto on the basis of any conflict of interest arising from such prior representation, or similar claim. The Shareholder Representative acknowledges that they have not been represented by Fenwick & West LLP in connection with this Agreement, and have been represented in that respect by other counsel.
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     IN WITNESS WHEREOF, Parent, Sub, the Company and the Shareholder Representative have caused this Agreement and Plan of Merger to be signed, all as of the date first written above.

NUANCE COMMUNICATIONS, INC.
By:	/s/ Thomas L. Beaudoin
Name:	Thomas L. Beaudoin
Title:	Executive Vice President and Chief Financial Officer

SWYPE, INC.
By:	/s/ Mike McSherry
Name:	Mike McSherry
Title:	Chief Executive Officer and President

SONIC ACQUISITION CORPORATION
By:	/s/ Thomas L. Beaudoin
Name:	Thomas L. Beaudoin
Title:	President

SHAREHOLDER REPRESENTATIVE
/s/ Adrian Smith
Name:	Adrian Smith
[Signature Page to Agreement and Plan of Merger]